        FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 2000


                           REGISTRATION NO. 333-30364


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               AMENDMENT NO. 5 TO
                                    FORM SB-2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              I.T. TECHNOLOGY, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


           DELAWARE                               5961                               98-0200077
    (STATE OR JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                                 34-36 PUNT ROAD
                                  WINDSOR 3181
                          MELBOURNE, VICTORIA AUSTRALIA
                               (011) 613 9533-7800
                        (ADDRESS AND TELEPHONE NUMBER OF
                           PRINCIPAL EXECUTIVE OFFICES
                        AND PRINCIPAL PLACE OF BUSINESS)


                     LEVI MOCHKIN, CHIEF EXECUTIVE OFFICER
                              I.T. TECHNOLOGY, INC.
                                 34-36 PUNT ROAD
                                  WINDSOR 3181
                               MELBOURNE, VICTORIA
                                    AUSTRALIA
                               (011) 613 9533-7800
                                456 FIFTH AVENUE
                               BROOKLYN, NY 11215
                                 (718) 499-2138
                       (NAME, ADDRESS AND TELEPHONE NUMBER
                              OF AGENT FOR SERVICE)

                                   COPIES TO:
                              BARRY L. BURTEN, ESQ.
                              ROBERT E. BRAUN, ESQ.
                      JEFFER, MANGELS, BUTLER & MARMARO LLP
                      2121 AVENUE OF THE STARS, 10TH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 203-8080
                               FAX (310) 203-0567

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

        If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE



                                                               PROPOSED              PROPOSED
                                                                MAXIMUM             AGGREGATE
                                                                OFFERING             MAXIMUM
TITLE OF EACH CLASS OF                   AMOUNT TO BE          PRICE PER             OFFERING                AMOUNT OF
SECURITIES TO BE REGISTERED               REGISTERED             UNIT(1)              PRICE(1)            REGISTRATION FEE
---------------------------              ------------          ---------            -----------           ----------------
Common Stock, par value
$.001 per share..................        5,000,000(2)           $   5.00            $25,000,000           $   6,600.00(3)


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) Includes the reoffer and resale of 500,000 shares of Common Stock held by Instanz Nominees Pty. Ltd.

(3) Previously paid.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                              I.T. TECHNOLOGY, INC.

              CROSS REFERENCE SHEET FOR PROSPECTUS UNDER FORM SB-2



                FORM SB-2 ITEM NO. AND CAPTION                                           CAPTION OR LOCATION IN PROSPECTUS
                ------------------------------                                           ---------------------------------
1.    Front of Registration Statement and Outside Front Cover of Prospectus       Outside Front Cover Page; Cross Reference Sheet;
                                                                                  Outside Front Cover Page of Prospectus
2.    Inside Front and Outside Back Cover Pages of Prospectus                     Inside front and Outside Back Cover Pages
3.    Summary Information and Risk Factors                                        Prospectus Summary; Risk Factors
4.    Use of Proceeds                                                             Use of Proceeds
5.    Determination of Offering Price                                             Cover Page; Risk Factors; Underwriting
6.    Dilution                                                                    Dilution
7.    Selling Security Holders                                                    Not Applicable
8.    Plan of Distribution                                                        Inside Front Cover Page; Underwriting
9.    Legal Proceedings                                                           Business -- Legal Proceedings
10.   Directors, Executive Officers Promoters and Control Person                  Management
11.   Security Ownership of Certain Beneficial Owners and Management              Principal Shareholders; Management
12.   Description of Securities                                                   Description of Securities
13.   Interest of Named Experts and Counsel                                       Legal Matters; Experts
14.   Disclosure of Commission Position on                                        Management -- Limitation of Liability;
      Indemnification for Securities Act Liabilities                              Underwriting; Management -- Indemnification of
                                                                                  Officers and Directors
15.   Organization within Last Five Years                                         Business
16.   Description of Business                                                     Business
17.   Certain Relationships and Related Transactions                              Certain Relationships and Related Transactions
18.   Market for Common Equity and Related Shareholder Matters                    Risk Factors; Dividend Policy; Description of
                                                                                  Securities; Shares Eligible for Future Sale
19.   Executive Compensation                                                      Management -- Executive Compensation
20.   Financial Statements                                                        Financial Statements
21.   Changes in and Disagreements with Accountants on                            Not Applicable
      Accounting and Financial Disclosure

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS


                              DATED JUNE 29, 2000


                              I.T. TECHNOLOGY, INC.
                                  COMMON STOCK


                             Up to 4,500,000 Shares
                     500,000 Shares by a Selling Shareholder

        This is our initial public offering. No public market currently exists for our shares of common stock.

        THE INITIAL OFFERING PRICE IS $5.00. WE HAVE APPLIED FOR LISTING ON THE NASDAQ SMALLCAP MARKET UNDER THE SYMBOL "ITTE."


        We are offering the shares on a best-efforts, minimum-maximum basis. Unless at least 1,000,000 shares are sold, we will not sell any shares. All proceeds received for the offering will be deposited in an escrow account with Comerica Bank, and will not be released unless at least 1,000,000 shares are sold on or before November __, 2000 (which may be extended to December __, 2000 at our option). If we do not sell at least 1,000,000 shares by that time, we will return the investment, with interest, but less those costs associated with the escrow account. After the 1,000,000 shares are sold, a selling shareholder will offer and sell 500,000 shares in this offering at $5.00 a share. Until such time as the selling shareholder has completed the sale of its 500,000 shares pursuant to this offering, we will refrain from selling the remainder of our shares being offered in this offering.



                            MINIMUM     MAXIMUM                                                        PROCEEDS TO     PROCEEDS TO
                             SHARES     SHARES        PRICE TO             SELLING COMMISSIONS           SELLERS         SELLERS
                            OFFERED     OFFERED        PUBLIC           MINIMUM         MAXIMUM         (MINIMUM)       (MAXIMUM)
                           ---------   ---------   --------------   --------------   --------------  --------------  --------------
I.T. Technology, Inc.      1,000,000   4,500,000   $         5.00   $      650,000   $    2,500,000  $    4,350,000  $   20,000,000
                           ---------   ---------   --------------   --------------   --------------  --------------  --------------
Instanz Nominees Pty. Ltd.         0     500,000   $         5.00   $            0   $            0  $            0  $    2,500,000
                           ---------   ---------   --------------   --------------   --------------  --------------  --------------
Combined                   1,000,000   5,000,000   $   25,000,000   $      650,000   $    2,500,000  $    4,350,000  $   22,500,000
                           ---------   ---------   --------------   --------------   --------------  --------------  --------------


        SEE "RISK FACTORS" ON PAGES 3 TO 4 FOR FACTORS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES OF OUR COMMON STOCK.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        We have engaged Kensington Capital Corp. as underwriter to assist in the distribution of the shares, on a best efforts basis. If necessary, Kensington Capital Corp. will manage the selected broker-dealers to assist in selling the shares.

                            KENSINGTON CAPITAL CORP.
                                 JUNE 29, 2000.



                               PROSPECTUS SUMMARY


                                   THE COMPANY


        I.T. Technology, Inc. is a Delaware corporation formed on February 2, 1999 for the purpose of engaging in businesses related to the Internet, e-commerce and technology, both directly and through acquiring a majority interest in Internet related and other technology companies. Our principal executive office is located at 34-36 Punt Road, Windsor 3181 Melbourne, Victoria, Australia, (011) 613-9533-7800. To date, the company has acquired interests in Stampville.Com Inc., a New York corporation, and through its wholly-owned subsidiary, Bickhams Capital, Inc., a 5% equity interest and an option to acquire an additional 45.1% equity interest in VideoDome.Com Networks, Inc., a California corporation. Stampville, incorporated in 1999, is in the process of developing its web-site at www.stampville.com and intends to specialize in the wholesale and Internet sale of philatelic memorabilia, including stamps and other collectibles, which may include coins and sports memorabilia. Stampville's main executive offices and our New York offices are located at 456 Fifth Avenue, Brooklyn, NY 11215. Stampville's phone number is
(718) 369-8881 and our phone number is (718) 499-2138. VideoDome provides a range of Internet video services, including but not limited to management services, registration of video content and delivery of the video stream via Internet and operates primarily through an Internet web site located at www.videodome.com.


                                  THE OFFERING



SHARES OF COMMON STOCK
OFFERED IN THIS PROSPECTUS

MINIMUM......................................................           1,000,000 shares

MAXIMUM......................................................           4,500,000 shares

SELLING SHAREHOLDER..........................................           500,000 shares

TOTAL SHARES OF COMMON STOCK TO BE OUTSTANDING
AFTER THE OFFERING MINIMUM...................................           17,500,000 shares

TOTAL SHARES OF COMMON STOCK TO BE OUTSTANDING
AFTER THE MAXIMUM OFFERING...................................           21,350,000 shares

USE OF PROCEEDS BY THE COMPANY...............................           $5,893,750 to finance acquisition of a majority interest
                                                                        in Stampville; $150,000 to finance acquisition of an
                                                                        additional 5% interest in VideoDome; approximately
                                                                        $200,000 in equivalent Australian dollars will be used
                                                                        to pay off the balance owed to Ledger Technologies Pty.
                                                                        Ltd.; $3,000,000 for working capital and other general
                                                                        purposes; approximately $429,000 as of March 31, 2000 will be used to pay off the balance due on the building housing the company's executive offices located in Melbourne,
                                                                        Australia; and the remaining proceeds to finance other
                                                                        Internet or e-commerce acquisitions or ventures by the
                                                                        company, including additional investments in VideoDome.

PROPOSED NASDAQ SMALLCAP SYMBOL..............................           ITTE

                    SUMMARY CONSOLIDATED FINANCIAL, PRO FORMA
                               AND OPERATING DATA


        The summary information set forth below is derived from and should be read in conjunction with the financial statements of the company, including the notes thereto, appearing elsewhere in this prospectus. The following table gives effect to the sale of the common stock offered hereby and the application of the estimated net proceeds therefrom.


                                                                       FEBRUARY 2, 1999 (INCEPTION)
                                                                        THROUGH DECEMBER 31, 1999
                                                        -------------------------------------------------------------
                                                                                 PRO FORMA                PRO FORMA
                                                          HISTORICAL              MINIMUM                  MAXIMUM
                                                        -------------           -------------           -------------
                                                          (Audited)
SELECTED STATEMENT OF OPERATIONS DATA:
Revenues ...........................................    $         --            $         --            $      5,119
Net loss ...........................................    $   (419,443)           $   (944,760)           $ (3,434,214)
Net loss per share .................................    $      (0.04)           $      (0.05)           $      (0.16)
Weighted average number of shares outstanding ......      11,222,139              17,500,000              21,350,000

                                                                    THREE MONTHS ENDED MARCH 31, 2000
                                                        -------------------------------------------------------------
                                                                                 PRO FORMA                PRO FORMA
                                                          HISTORICAL              MINIMUM                  MAXIMUM
                                                        -------------           -------------           -------------
                                                          (Audited)
SELECTED STATEMENT OF OPERATIONS DATA:
Revenues ...........................................    $         --            $         --            $      4,388
Net loss ...........................................    $   (335,758)           $   (381,601)           $   (680,696)
Net loss per share .................................    $      (0.02)           $      (0.02)           $      (0.03)
Weighted average number of shares outstanding ......      16,500,000              17,500,000              21,350,000


                                                                               MARCH 31, 2000
                                                         ------------------------------------------------------------
                                                                                  PRO FORMA               PRO FORMA
                                                          HISTORICAL               MINIMUM                 MAXIMUM
                                                         ------------            ------------            ------------
                                                          (Audited)
SELECTED BALANCE SHEET DATA:
Working capital ...................................      $    372,407            $  3,250,579            $ 20,024,948
Total assets ......................................         3,893,907               6,634,030              25,687,906
Total liabilities .................................         1,577,099                 567,222                 282,686
Accumulated deficit ...............................          (755,201)               (755,201)             (2,505,201)
Stockholders' equity ..............................      $  2,316,808            $  6,066,808            $ 21,988,808

                                  RISK FACTORS

        WE HAVE NO OPERATING HISTORY AND THEREFORE WE CANNOT ENSURE THE SUCCESSFUL OPERATION OF OUR PROPOSED BUSINESS OR THE EXECUTION OF OUR BUSINESS PLAN.

        We are recently formed and we have no operating history. In addition, both Stampville and VideoDome are also recently formed entities and have limited operating histories. We do not know if we will be able to successfully operate our proposed business, or that either Stampville or VideoDome will be able to execute its business plan.

        BECAUSE OF OUR DEPENDENCE ON THE NET PROCEEDS OF THIS OFFERING, IN WHICH THERE IS NO FIRM COMMITMENT BY ANY UNDERWRITER TO PURCHASE SHARES, AND BECAUSE THERE CAN BE NO GUARANTEE THAT OTHER FUTURE FINANCING WILL BE AVAILABLE TO US, WE CANNOT ENSURE THAT WE WILL BE ABLE TO OBTAIN THE CAPITAL NECESSARY TO IMPLEMENT OUR PLAN OF OPERATION.

        We have limited resources and we will be dependent on the net proceeds of this offering to implement our plan of operation, including the funding of our acquisition of further interests in Stampville and Videodome, as well as other potential investments and acquisitions in the United States and Australia. Unless we raise at least $12,400,000 in this offering, which includes the $2,500,000 from the sale of shares by the selling shareholder, we may not be able to fully finance our business plans as described in this prospectus, and Stampville may have to curtail aspects of its operations. If we raise only the minimum being offered by this prospectus and neither we nor Stampville can obtain additional financing from other sources, Stampville would reduce its workforce to three employees, limit its activities to establishing and operating its web site, and curtail research and development activities, cataloging efforts and expansion plans, and instead focus on the sale of stamps. The shares in this offering are being offered on a "best efforts, all or none" basis in a minimum offering of 1,000,000 shares and an additional 4,000,000 shares on a "best efforts basis." Therefore, because there is no commitment to purchase all or any part of the shares we are offering, we cannot guarantee that this offering will raise sufficient capital to enable us to finance and implement our plan of operation. Consequently, we may need to seek additional financing. Furthermore, even if we raise the maximum amount of proceeds in this offering, we may still need to seek future additional financing if our assumptions prove inaccurate or if or our capital requirements vary from those currently planned, or to further fund potential ongoing operating expenses such as the enhancement of our services and products, the development of strategic marketing alliances and/or the acquisition of complementary businesses, technologies, content or products.

        We cannot guarantee that we will be able to obtain any additional financing or that such additional financing, if available, will be on terms and conditions acceptable to us.


        OUR MANAGEMENT OWNS A MAJORITY OF OUR OUTSTANDING VOTING SHARES AND WE RELY ON OUR MANAGEMENT FOR ALL BUSINESS DECISIONS, AND CONSEQUENTLY YOUR INVESTMENT IN US WILL NOT GIVE YOU THE RIGHT TO TAKE PART IN THE DAY-TO-DAY MANAGEMENT OF OUR OPERATIONS.

        Our management, including Henry Herzog, Levi Mochkin and Jonathan Herzog, and affiliates of our management currently own all of our outstanding stock and voting rights. Even if we sell the maximum number of shares in this offering, out management and their affiliates will still collectively own approximately 75% of our outstanding shares. In addition, we rely on our management to make all of our business decisions. Consequently, your ownership of our common stock will not give you the right to take part in the day-to-day management of our operations, and you should not participate in this offering unless you are willing to entrust all aspects of our business and operations to our board of directors and management.

        Furthermore, we cannot guarantee that our board of directors and officers will be able to operate or manage our business successfully or that we will be able to achieve profitable operations. We would be seriously affected if Henry Herzog, Levi Mochkin or Jonathan Herzog becomes unable to perform for any reason. We do not have key man or other insurance to protect against the death or disability of our key executives. In addition, our management and directors have limited prior experience in operating Internet or e-commerce companies.


        AFTER THIS OFFERING, A LARGE NUMBER OF OUR OUTSTANDING SHARES OF COMMON STOCK MAY BE FREELY TRADEABLE AND ELIGIBLE FOR SALE, AND THIS COULD ADVERSELY EFFECT THE PRICE OF OUR COMMON STOCK.

        The market price of our common stock could drop due to the sales of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of our common stock.

        After this offering, if all the 5,000,000 shares are sold, 21,350,000 shares of our common stock will be outstanding, or 17,500,000 if the minimum of 1,000,000 shares are sold. Of these shares, the 5,000,000 shares sold in this offering, or 1,000,000 shares if only the minimum is sold, will be freely tradeable without restrictions under the Securities Act, except for any shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act. Our officers and directors and all stockholders have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of our common stock for a period which terminates 90 days after the termination of this offering, without the prior written consent of Kensington Capital Corp. These individuals or entities may request that Kensington Capital Corp. consider an early release from their lock-up agreement. Kensington Capital Corp. may, at any time and without notice, grant an early release for shares subject to these lock-up agreements. Upon expiration of this lock-up period, the shares owned by these persons prior to completion of this offering may be sold into the public market without registration under the Securities Act in compliance with the volume limitations and other applicable restrictions of Rule 144 under the Securities Act. In addition, the holders of 99.1% of our currently outstanding shares have agreed not to sell any of their shares, other than the sale of 500,000 shares by Instanz Nominees Pty. Ltd., in this offering or through a registration statement, without the consent of each of the other current shareholders. In addition, during a period commencing 180 days after the effective date of this offering and ending no later than three years after the effective date of this offering, Instanz Nominees Pty. Ltd. shall have the right to demand that we file a registration statement covering the reoffer and resale by it of any of its 500,000 shares which are not sold in this offering. This shareholder agreement will lapse upon the sale of the 500,000 shares in this offering or the termination of Instanz Nominees Pty. Ltd.'s registration rights. After the date of this prospectus, we intend to file a registration statement under the Securities Act to register all shares of common stock issuable upon the exercise of outstanding stock options and reserved for issuance under our stock option plans. This registration statement is expected to become effective immediately upon filing, and subject to the vesting requirements and exercise of the related options, as well as the terms of the lock-up agreements, shares covered by this registration statement will be eligible for sale in the public markets.

        OUR BUSINESS MAY BE HARMED BECAUSE WE HAVE NOT COMPLETED THE FILING OF OUR TRADEMARK AND PATENT APPLICATIONS AND WE DO NOT HAVE ANY REGISTERED COPYRIGHTS.

        All of our and Stampville's software was acquired from third parties. Neither we nor Stampville have registered copyrights on any software. We rely upon confidentiality agreements signed by our employees. Stampville applied on August 13, 1999 with the United States Patent & Trademark Office for registration of "Stampville.Com" and three designs, combined with words, letters and/or numbers as trade and service marks. Stampville has received preliminary comments from the United States Patent and Trademark Office regarding the application and is in the process of responding to those comments. VideoDome has indicated that it intends to file several patent claims addressing, among other things, scalable video conversion processes, dynamic directories, cataloging and administration. There is no guarantee that either Stampville or VideoDome will successfully complete their respective trademark and patent applications. In the event Stampville or VideoDome fails to complete their respective trademark or patent applications, the companies may suffer the risk of having competing companies making use of their respective marks and technology. In such a case, both Stampville and VideoDome would lose the exclusive use of their respective marks and technology, thereby losing a significant portion of their respective business ground.

                                 USE OF PROCEEDS


        We estimate that the maximum net proceeds to us from the sale of the 5,000,000 shares of common stock offered by this prospectus, excluding the shares being sold on the account of Instanz Nominees Pty. Ltd., will be approximately $19,400,000, and the minimum net proceeds to be approximately $3,750,000. This estimate is based on an assumed initial public offering price of $5.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. Pursuant to an agreement with Instanz Nominees Pty. Ltd., the initial $5,000,000 of gross proceeds from the sale of common stock in this offering will be allocated to us, the next $2,500,000 of gross proceeds to Instanz Nominees Pty. Ltd., and the remaining proceeds of up to $17,500,000 of gross proceeds to us. The following table sets forth the manner in which the proceeds will be allocated, presented in order of priority, in the event we achieve either a maximum or minimum sales of the shares being offered in this prospectus.



                                                                                               MINIMUM              MAXIMUM
USE OF PROCEEDS                                                                              SUBSCRIPTION         SUBSCRIPTION
---------------                                                                              ------------         ------------
Additional investment in Stampville ...............................................           $  893,750           $5,893,750
Additional investment in VideoDome ................................................           $  150,000           $  150,000
Payment of balance owed in equivalent Australian dollars
to Ledger Technologies Pty. Ltd. ..................................................           $  200,000           $  200,000
Working capital ...................................................................           $1,500,000           $3,000,000
Payment of the balance due as of March 31, 2000 on the
building housing our executive offices
located in Melbourne, Australia ...................................................                 None           $  429,000
Finance additional e-commerce or Internet acquisitions or
ventures or further investments in Stampville .....................................           $1,006,250           $4,727,250
Additional investment in VideoDome subject to completion to our
satisfaction of the due diligence review ..........................................                 None           $5,000,000


        The proceeds allocated to finance working capital will be used to pay such items, including but not limited to, wages, rent, insurance, interest, utilities, traveling expenditures, consulting services, professional fees, office supplies and maintenance.


        If we receive at least $10,000,000 from the sale of common stock in this offering, we have agreed to go forward with an investment in Stampville of $5,000,000 within thirty (30) days of receipt of the funds from this offering, and an investment on or before December 8, 2001 of an additional amount which was $893,750 as of June 14, 2000. Depending on how much additional proceeds we receive from this offering, we will retain at least $1,500,000 for working capital purposes and invest the remainder in Stampville, and possibly VideoDome and/or other Internet companies. At this time, there are no plans, proposals, arrangements or understandings for the acquisition of other companies. Additional investments in VideoDome are not mandatory and will be subject to the completion to our satisfaction of our due diligence review of VideoDome and the availability of additional funding to complete our entire investment in VideoDome. Pending use, the net proceeds will be invested in short-term investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

        If we sell only the minimum number of shares, the initial $893,750 of proceeds will be used to make an additional investment in Stampville, an additional $150,000 will be invested in VideoDome, the next $1,500,000 will be utilized to fund working capital requirements, approximately $200,000 in equivalent Australian dollars will be used to pay off the balance owed to Ledger Technologies Pty. Ltd. and the remaining balance may be used to finance other e-commerce or Internet acquisitions or ventures and/or additional investments in Stampville and/or VideoDome. If we sell the maximum number of shares, $150,000 will be used to acquire an additional 5% equity interest in VideoDome and $5,000,000 of the proceeds may be used to fund the remainder of our investment in VideoDome in exchange for up to an additional 40.1% equity interest.

                                 DIVIDEND POLICY


        We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any future earnings, if any, to repay existing debt, if any, and to finance the growth and expansion of our business.

                       CAPITALIZATION AND STOCK OWNERSHIP

        Our board of directors has authorized the issuance of up to 125,000,000 shares of capital stock, of which 25,000,000 shares are preferred stock and 100,000,000 shares are common stock. In connection with this offering, the board of directors has authorized the issuance of up to 4,500,000 shares to be issued to investors.


        The following table sets forth as of June 26, 2000 the following information:

        -       the actual capitalization of the company,

        - the pro forma capitalization of the company adjusted to give effect to the sale of the minimum offering of 1,000,000 shares and maximum offering of 4,500,000 shares of common stock offered by us herein at the initial public offering price of $5.00 per share and the application of the estimated proceeds therefrom, and

        - if the maximum number of shares are sold, options to purchase 1,600,000 shares of our stock which were granted to Jonathan Y. Malamud as partial consideration for our 50.1% interest in Stampville will become exercisable upon the occurrence of both
                (a) December 8, 2001 and (b) we make the additional payment of $5,000,000 to Stampville above the initial aggregate $500,000 investment in Stampville, or raise at least $10,000,000 in this offering, and then only in increments of 20% per annum.

        If only the minimum number of shares are sold, the pro forma adjustments will exclude the 1,600,000 stock options granted to Jonathan Y. Malumud as partial consideration for our 50.1% equity interest in Stampville.



                                                                                                     PRO FORMA
                                                                                                  MARCH 31, 2000
                                                                                   --------------------------------------------
                                                                                      ACTUAL          MINIMUM        MAXIMUM
                                                                                   ------------    ------------    ------------
Payables due to Stampville.Com .................................................   $  1,009,877    $         --    $         --
                                                                                   ============    ============    ============
Notes payable -- long term .....................................................   $    429,185    $    429,185    $         --
                                                                                   ============    ============    ============
Stockholders' equity
     Preferred stock, par value $.001; authorized 25,000,000 shares; no shares issued and outstanding actual and pro forma minimum
     and maximum ...............................................................             --              --              --

     Common stock, par value $.001; authorized 100,000,000 shares, issued and outstanding 16,500,000 shares actual; 17,500,000 minimum shares outstanding pro forma and 21,350,000 maximum
     shares outstanding pro forma ..............................................         16,500          17,500          21,350

     Additional paid-in capital ................................................      3,055,509       6,804,509      24,472,659

     Deficit accumulated during the development stage ..........................       (755,201)       (755,201)     (2,505,201)
                                                                                   ------------    ------------    ------------

         Total stockholders' equity ............................................   $  2,316,808    $  6,066,808    $ 21,988,808
                                                                                   ============    ============    ============

         Total capitalization..................................................    $  3,755,870    $  6,495,993    $ 21,988,808
                                                                                   ============    ============    ============

PRO FORMA FINANCIAL STATEMENTS


        The following unaudited Pro Forma Balance Sheets as of March 31, 2000 and unaudited Pro Forma Statements of Operations from February 2, 1999, our date of inception, through December 31, 1999, and for the three months ended March 31, 2000 give effect to the acquisition of equity interests in Stampville and VideoDome assuming that the minimum or maximum subscriptions are sold. In the event the minimum subscription is sold, the Pro Forma Financial Statements assume that the company's ownership is reduced to 27.5% of the outstanding shares of Stampville. The pro forma information is based on the historical consolidated financial statements of the company giving effect to the transaction using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited Pro Forma Financial Statements. The unaudited Pro Forma Statements of Operations gives effect to the acquisition as if it occurred at the beginning of the period, or February 2, 1999, our date of inception. The unaudited Pro Forma Balance Sheet gives effect to the acquisition as of March 31, 2000.

        The unaudited pro forma statements have been prepared by our management based upon audited financial statements of the company and Stampville, which are included elsewhere herein. These pro forma statements may not be indicative of the results that actually would have occurred if the acquisition was completed on February 2, 1999, or March 31, 2000. The unaudited pro forma statements should be read in conjunction with the audited financial statements and related notes of the company and Stampville.


                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                         (ASSUMES MINIMUM SUBSCRIPTION)



                                                              February 2, 1999 (inception) through December 31, 1999
                                                              -------------------------------------------------------
                                                                                   PRO FORMA
                                                               HISTORICAL         ADJUSTMENTS             PRO FORMA
                                                              ------------        ------------           ------------
INCOME AND (EXPENSES)
Foreign currency transaction gain .....................       $     17,033        $         --           $     17,033

Interest, net .........................................              9,174                  --                  9,174

Legal and professional fees ...........................           (125,687)                 --               (125,687)

Salaries ..............................................            (66,618)                 --                (66,618)

Travel and entertainment ..............................            (33,675)                 --                (33,675)

Equity in net loss of Stampville ......................           (185,955)             83,884(1)            (102,071)

Other .................................................            (33,715)                 --                (33,715)

Amortization of excess purchase price over equity
  Interest in Stampville ..............................                 --            (609,201)(2)           (609,201)
                                                              ------------        ------------           ------------

         Net loss .....................................       $   (419,443)       $   (525,317)          $   (944,760)
                                                              ============        ============           ============

            Basic loss per common share ...............       $      (0.04)                              $      (0.05)
                                                              ============                               ============

            Diluted loss per common share .............       $      (0.04)                              $      (0.05)
                                                              ============                               ============

            Weighted average shares outstanding .......         11,222,139                                 17,500,000(3)
                                                              ============                               ============



NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS (MINIMUM SUBSCRIPTION)


(1) To reduce the company's equity interest in Stampville's loss from operations from 50.1% to 27.5% (as described in the amended stock purchase agreement).


(2) The adjustment represents the amortization of the difference between the company's proportionate share (27.5%) of the total of the underlying equity in the net assets of Stampville at December 31, 1999 of $1,128,832 plus the $1,250,000 to be made from the Company's working capital or the proceeds of this offering (or $654,179), and the company's total investment in Stampville of $2,750,000, less the recorded equity investment and net loss of Stampville of $102,071. The excess purchase price of $1,993,750 is being amortized on a straight-line basis over a useful life of 36 months.

(3) Assumes that all shares have been outstanding since the beginning of the period.



                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                         (ASSUMES MINIMUM SUBSCRIPTION)


                                                             THREE MONTHS ENDED MARCH 31, 2000
                                                        ------------------------------------------
                                                                        PRO FORMA
                                                        HISTORICAL     ADJUSTMENTS      PRO FORMA
                                                        -----------    -----------     -----------
INCOME AND (EXPENSES)
Foreign currency transaction gain ..................    $    23,996     $      --      $    23,996

Interest, net ......................................          8,302            --            8,302

Legal and professional fees ........................        (43,698)           --          (43,698)

Salaries ...........................................        (30,823)           --          (30,823)

Travel and entertainment ...........................         (5,742)           --           (5,742)

Equity in net loss of Stampville ...................       (266,689)      120,303(1)      (146,386)

Other ..............................................        (21,104)           --          (21,104)

Amortization of excess purchase price over equity
  interest in Stampville ...........................             --      (166,146)(2)     (166,146)
                                                        -----------     ---------      -----------
        Net loss ...................................    $  (335,758)    $ (45,843)     $  (381,601)
                                                        ===========     =========      ===========

            Basic loss per common share ............    $     (0.02)                   $     (0.02)
                                                        ===========                    ===========

            Diluted loss per common share ..........    $     (0.02)                   $     (0.02)
                                                        ===========                    ===========

            Weighted average shares outstanding ....     16,500,000                     17,500,000(3)
                                                        ===========                    ===========



NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS (MINIMUM SUBSCRIPTION)


(1) To reduce the company's equity interest in Stampville's loss from operations from 50.1% to 27.5% (as described in the amended stock purchase agreement).

(2) The adjustment represents the amortization of the difference between the company's proportionate share (27.5%) of the total of the underlying equity in the net assets of Stampville at March 31, 2000 of $596,518 plus the $1,250,000 additional investment to be made from the Company's working capital or the proceeds of this offering (or $507,792), and the company's total investment in Stampville of $2,750,000, less the recorded equity investment and cumulative net loss of Stampville of $248,457. The excess purchase price of $1,993,750 is being amortized on a straight-line basis over a useful live of 36 months.

(3) Assumes all shares have been outstanding since the beginning of the period.

                       UNAUDITED PRO FORMA BALANCE SHEET
                         (ASSUMES MINIMUM SUBSCRIPTION)




                                                                          MARCH 31, 2000
                                                     -------------------------------------------------------
                                                      HISTORICAL         ADJUSTMENTS             PRO FORMA
                                                     -------------      --------------          ------------
CURRENT ASSET
       Cash ......................................   $    910,437        $  4,002,664 (1)       $  3,363,101
                                                                           (1,250,000)(2)
                                                                             (300,000)(4)
       Other receivables .........................         12,292                  --                 12,292

       Prepaid expenses ..........................         13,223                  --                 13,223
                                                      -----------         -----------            -----------

              Total current asset ................        935,952           2,452,664              3,388,616

Property and equipment, net ......................        648,058                  --                648,058


Investment in Stampville .........................      2,057,233             204,186 (2)            507,792
                                                                           (1,993,750)(3)
                                                                              240,123 (3)

Investment in VideoDome ..........................             --             300,000 (4)            300,000

Deferred offering costs ..........................        252,664            (252,664)(1)                 --

Excess purchase price over
    equity interest in Stampville ................             --           1,993,750 (3)          1,789,564
                                                                             (204,186)(2)
                                                     ------------        ------------           ------------
              Total assets .......................   $  3,893,907        $  2,740,123           $  6,634,030
                                                     ============        ============           ============

CURRENT LIABILITIES

        Accounts payable .........................   $     55,381        $         --           $     55,381

        Accrued expenses .........................         82,656                  --                 82,656

        Payable to Stampville.com Inc.............        425,508            (425,508)(3)                 --
                                                     ------------        ------------           ------------

              Total current liabilities ..........        563,545            (425,508)               138,037

Payable to Stampville.com Inc. ...................        584,369            (584,369)(3)                 --

Notes payable -- long term .......................        429,185                  --                429,185

STOCKHOLDERS EQUITY

    Preferred stock, par value $.001,
      25,000,000 shares authorized, no shares
      issued and outstanding actual and
      pro forma ..................................             --                  --                     --

    Common stock, par value $.001.
      100,000,000 shares authorized, 16,500,000
      shares issued and outstanding actual and
      17,500,000 shares issued and outstanding
      pro forma ..................................         16,500               1,000 (1)             17,500

    Additional paid-in-capital ...................      3,055,509           3,749,000 (1)          6,804,509

    Deficit accumulated during the development
      stage ......................................       (755,201)                 --               (755,201)
                                                     ------------        ------------           ------------
              Total stockholders' equity .........      2,316,808           3,750,000              6,066,808
                                                     ------------        ------------           ------------
              Total liabilities and
                  stockholders' equity ...........   $  3,893,907        $  2,740,123           $  6,634,030
                                                     ============        ============           ============




              (See Accompanying notes to Pro Forma Balance Sheet).

NOTES TO UNAUDITED PRO FORMA BALANCE SHEET (MINIMUM SUBSCRIPTION)

(1) Raising of the minimum subscription of 1,000,000 shares of common stock and effected through this offering at $5.00 per share, less commissions of $400,000, dealer discounts of $250,000 and estimated offering costs of $600,000.


(2) Record an adjustment reducing the equity in net losses of Stampville from 50.1% to 27.5%.

(3) To record the excess purchase price over the company's proportionate share of Stampville's net assets. The excess purchase price is determined by taking the difference between the company's proportionate share (27.5%) of the total of the underlying equity in the net assets of Stampville at March 31, 2000 of $596,518 plus the $1,250,000 to be made from the Company's working capital or the proceeds of this offering (or $507,792) and the company's total investment in Stampville of $2,750,000 less the equity investment and cumulative net loss of Stampville of $248,457.

(4) To record the company's initial 5% equity interest in VideoDome of $150,000 made subsequent to March 31, 2000, plus the additional 5% equity interest for $150,000 to be made from the proceeds of this offering.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         (ASSUMES MAXIMUM SUBSCRIPTION)



                                                                 Inception to December 31, 1999
                                           ------------------------------------------------------------------------------
                                           IT TECHNOLOGY      STAMPVILLE.COM           PRO FORMA              PRO FORMA
                                            HISTORICAL          HISTORICAL             ADJUSTMENTS           CONSOLIDATED
                                           -------------      --------------          ------------           ------------
INCOME AND (EXPENSES)
Revenue ............................       $         --        $      5,119           $         --           $      5,119

Cost of goods sold .................                 --              (2,482)                    --                 (2,482)

Foreign currency transaction gain ..             17,033                  --                     --                 17,033

Interest, net ......................              9,174                  --                     --                  9,174


Salaries and consultants ...........            (66,618)           (115,384)            (1,750,000)(1)         (1,932,002)

Legal and professional fees ........           (125,687)            (35,755)                    --               (161,442)

Travel and entertainment ...........            (33,675)            (23,328)                    --                (57,003)

Rent ...............................                 --             (11,000)                    --                (11,000)

Technology expense .................                 --            (101,696)                    --               (101,696)

Other ..............................            (33,715)            (86,642)                    --               (120,357)

Equity in the net loss of Stampville           (185,955)                 --                185,955(2)                  --

Amortization of excess purchase
price over assets
acquired ...........................                 --                  --             (1,264,771)(3)         (1,264,771)

Minority interest in Stampville ....                 --                  --                185,213(2)             185,213
                                           ------------        ------------           ------------           ------------

Net Loss ...........................       $   (419,443)       $   (371,168)          $ (2,643,603)          $ (3,434,214)
                                           ============        ============           ============           ============

Basic loss per common share ........       $      (0.04)                                                     $      (0.16)
                                           ============                                                      ============

Diluted loss per common share ......       $      (0.04)                                                     $      (0.16)
                                           ============                                                      ============

Weighted average shares outstanding          11,222,139                                                        21,350,000(4)
                                           ============                                                      ============


NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (MAXIMUM SUBSCRIPTION)

(1) Recognition of compensation expense of $1,750,000 related to the issuance of 350,000 shares of restricted common stock to Mendel Mochkin for consulting services rendered. Mendel Mochkin's consulting services include the development of the company's operations and other business infrastructure matters. The restricted shares were valued using the initial public offering price of $5.00 per share.

(2) Adjustment to remove the company's share of Stampville's loss from operations recorded while under the equity method of accounting. The adjustment of $185,213 represents the 49.9% minority interest share in the net loss of Stampville.

(3) Amortization of goodwill of $4,139,250, which is being amortized on a straight-line basis over a useful life of 36 months.

(4) Assumes that all shares have been outstanding since the beginning of the period.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         (ASSUMES MAXIMUM SUBSCRIPTION)


                                                                THREE MONTHS ENDED MARCH 31, 2000
                                               -------------------------------------------------------------------
                                               IT TECHNOLOGY      STAMPVILLE.COM      PRO FORMA        PRO FORMA
                                                 HISTORICAL         HISTORICAL       ADJUSTMENTS      CONSOLIDATED
                                               -------------      --------------     -----------      ------------
INCOME AND (EXPENSES)
Revenue....................................    $        --        $  4,388           $      --        $     4,388

Cost of goods sold.........................             --          (3,357)                 --             (3,357)

Foreign currency transaction gain..........         23,996              --                  --             23,996

Interest, net..............................          8,302              --                  --              8,302

Salaries and consultants...................        (30,823)       (285,668)                 --           (316,491)

Legal and professional fees................        (43,698)        (82,377)                 --           (126,075)

Travel and entertainment...................         (5,742)        (15,326)                 --            (21,068)

Rent.......................................             --         (26,944)                 --            (26,944)

Technology costs...........................             --         (71,848)                 --            (71,848)

Other......................................        (21,104)        (51,182)                 --            (72,286)

Equity in the net loss of Stampville.......       (266,689)             --             266,689(1)              --

Amortization of excess purchase price
 over assets acquired......................             --              --            (344,938)(2)       (344,938)

Minority interest in Stampville............             --              --             265,625(1)         265,625
                                               -----------        --------           ---------        -----------

Net Loss...................................    $  (335,758)      $(532,314)          $ 187,376           (680,696)
                                               ===========        ========           =========        ===========

Basic loss per common share................    $     (0.02)                                           $     (0.03)
                                               ===========                                            ===========

Diluted loss per common share..............    $     (0.02)                                           $     (0.03)
                                               ===========                                            ===========

Weighted average shares outstanding........     16,500,000                                             21,350,000 (3)
                                               ===========                                            ===========



NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (MAXIMUM SUBSCRIPTION)

(1) Adjustment to remove the company's share of Stampville's loss from operations recorded while under the equity method of accounting. The adjustment of $265,625 represents the 49.9% minority interest share in the net loss of Stampville.

(2) Amortization of goodwill of $4,139,250, which is being amortized on a straight-line basis over a useful life of 36 months.

(3) Assumes that all shares have been outstanding since the beginning of the period.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                         (ASSUMES MAXIMUM SUBSCRIPTION)



                                                                                   March 31, 2000
                                                     ------------------------------------------------------------------------
                                                     IT TECHNOLOGY      STAMPVILLE.COM        PRO FORMA           PRO FORMA
                                                      HISTORICAL          HISTORICAL          ADJUSTMENTS        CONSOLIDATED
                                                     -------------      --------------       ------------        ------------
CURRENT ASSETS

    Cash ........................................    $    910,437        $    362,131        $ 19,652,664(1)     $ 20,196,047
                                                                                                 (429,185)(2)
                                                                                                 (300,000)(6)

    Accounts and other receivables ..............          12,292               4,789                  --              17,081

    Receivable due from shareholder .............              --               5,528                  --               5,528

    Inventory ...................................              --              18,464                  --              18,464

    Prepaid expenses ............................          13,223              57,291                  --              70,514
                                                     ------------        ------------        ------------        ------------
Total current assets ............................         935,952             448,203          18,923,479          20,307,634


Property and equipment, net .....................         648,058             113,177                  --             761,235

Investment in Stampville ........................       2,057,233                  --             272,000 (4)              --
                                                                                               (2,329,233)(5)

Investment in VideoDome .........................              --                  --             300,000(6)          300,000

Deposits ........................................              --               8,300                  --               8,300


Deferred offering costs .........................         252,664                  --            (252,664)(1)              --


Technology costs ................................              --             171,487                  --             171,487

Excess purchase price over net                                 --                  --           4,139,250 (5)       4,139,250
assets acquired ................................
                                                     ------------        ------------        ------------        ------------

Total assets ....................................    $  3,893,907        $    741,167        $ 21,052,832        $ 25,687,906
                                                     ============        ============        ============        ============

CURRENT LIABILITIES

    Accounts payable ............................    $     55,381        $     47,168        $         --        $    102,549

    Accrued expenses ............................          82,656              88,533                  --             171,189

    Payable to Stampville .......................         425,508                  --            (425,508)(5)              --

    Capital lease obligation ....................              --               8,948                  --               8,948
                                                     ------------        ------------        ------------        ------------

Total current liabilities .......................         563,545             144,649            (425,508)            282,686


Notes payable - long term .......................         429,185                  --            (429,185)(2)              --

Payable to Stampville, less current portion .....         584,369                  --            (584,369)(5)              --

Minority interest in Stampville .................              --                  --           3,416,412(5)        3,416,412

STOCKHOLDERS' EQUITY

Preferred stock, par value $.001,
     25,000,000 shares authorized,
     no shares issued and outstanding
     actual and pro forma .......................              --                  --                  --                  --


Common stock, par value $.001; 100,000,000 shares
     authorized, 16,500,000 shares issued and
     outstanding actual and 21,350,000
     shares issued and outstanding proforma .....          16,500               1,000               4,500 (1)          21,350
                                                                                                      350 (3)
                                                                                                   (1,000)(5)

                                                     IT TECHNOLOGY      STAMPVILLE.COM        PRO FORMA           PRO FORMA
                                                      HISTORICAL          HISTORICAL          ADJUSTMENTS        CONSOLIDATED
                                                     -------------      --------------       ------------        ------------
Additional paid-in-capital ......................    $  3,055,509       $   2,508,877        $ 19,395,500 (1)    $ 24,472,659
                                                                                                1,749,650 (3)
                                                                                                  272,000 (4)
                                                                                               (2,508,877)(5)

Receivable due from shareholder .................              --          (1,009,877)          1,009,877 (5)              --


Deficit accumulated during the
development stage ...............................        (755,201)           (903,482)         (1,750,000)(3)      (2,505,201)
                                                                                                  903,482 (5)
                                                     ------------        ------------        ------------        ------------

Total stockholders' equity ......................       2,316,808             596,518          19,075,482          21,988,808
                                                     ------------        ------------        ------------        ------------

Total liabilities and stockholders' equity ......    $  3,893,907        $    741,167        $ 21,052,832        $ 25,687,906
                                                     ============        ============        ============        ============


NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (MAXIMUM SUBSCRIPTION)

(1) Raising of the maximum subscription of 4,500,000 shares of common stock effected through this offering, excluding the shares being offered for sale by Instanz Nominees Pty. Ltd., less commissions of $1,250,000, estimated offering expenses of $600,000, and dealer discounts of $1,250,000.

(2)     Repayment of note from offering proceeds.

(3) Recognition of compensation expense related to the issuance of 350,000 shares of restricted common stock to Mendel Mochkin for consulting services rendered. The restricted shares were valued using an initial public offering price of $5.00 per share.


(4) To record 1,600,000 stock options granted to the principal stockholder of Stampville. The stock options were valued at a fair value of $0.17 per option, using the minimum value method.

(5) To eliminate investment account upon consolidation and record excess purchase price over net assets acquired. The following table summarizes the net assets acquired:



        Cash consideration given:

                 Cash paid to Stampville as of March 31, 2000           $1,500,000

                 Cash payable from working capital or this offering      6,250,000
                                                                        ----------
                                      Total consideration given         $7,750,000
                                                                        ==========
         Company's share of the cash invested                           $3,867,250

         Stock options granted                                             272,000
                                                                        ----------
                      Purchase price of 50.1% interest in Stampville    $4,139,250
                                                                        ==========



(6) To record the company's initial 5% equity interest in VideoDome of $150,000 made subsequent to March 31, 2000, plus the additional 5% equity interest for $150,000 to be made from the proceeds of this offering.

BENEFICIAL OWNERSHIP OF COMMON STOCK


        As of June 26, 2000, there were 16,500,000 shares of common stock which are deemed to be beneficially owned and outstanding. These shares are set forth in the following table. These 16,500,000 shares are restricted securities and are subject to Rule 144 of the Securities Act. They will become eligible for sale under Rule 144 following expiration of the applicable holding period. Except for up to 3,400,000 shares which are subject to currently outstanding agreements or options granted to Mendel Mochkin, Robert Petty and Jonathan Y. Malamud, as further described below, the shares of common stock which are currently deemed to be beneficially owned and the 4,500,000 shares which may be issued in connection with this offering, the company does not have any outstanding commitments to issue common stock.



                                               CURRENT BENEFICIAL         ASSUMES MINIMUM           ASSUMES MAXIMUM
                                                   OWNERSHIP                SUBSCRIPTION              SUBSCRIPTION
                                            ---------------------      ---------------------      ---------------------
Ledger Technologies Pty. Ltd.(2)
         Levi Mochkin(2)..................  6,300,000       38.18%     6,300,000       36.00%     6,300,000       29.51%

Instanz Nominees Pty. Ltd(3)
         Helen Abeles(3)..................  3,700,000       22.42%     3,700,000       21.14%     3,200,000       14.99%

Riccalo Pty. Ltd.(4)
         Henry Herzog(4)..................  2,000,000       12.12%     2,000,000       11.43%     2,000,000        9.37%

Eurolink International Pty. Ltd.(5)
         Jonathan Herzog(5)...............  2,000,000       12.12%     2,000,000       11.43%     2,000,000        9.37%

AtcorAus. Pty. Ltd.(6)
         Farrel Meltzer(6)................    750,000        4.55%       750,000        4.29%       750,000        3.51%

Tilbia Nominees Pty. Ltd.(7)
         Anthony Davis(7).................  1,600,000        9.70%     1,600,000        9.14%     1,600,000        7.49%

Mendel Mochkin(8).........................    150,000        0.91%       150,000        0.86%       500,000        2.34%

         All Directors and Officers
         as a Group (6 Persons)........... 16,350,000       99.09%    16,350,000       93.43%    15,850,000       74.24%


(1) Pursuant to the rules promulgated by the SEC, all shares underlying options which were exercisable on June 26, 2000 or which become exercisable within 60 days, held by a described person are deemed to be "beneficially" owned. The SEC rules further require that every person who has or shares the power to vote or to dispose of shares of common stock are deemed to be the "beneficial" owner of all of the shares of common stock over which any such sole or shared power exists.


(2) Lisa Mochkin, spouse of Levi Mochkin, a director and Chief Executive Officer of the company, is a director of Ledger Technologies Pty. Ltd. Levi Mochkin is an affiliate of Ledger Technologies Pty. Ltd. and may be deemed to be a beneficial owner of the shares held by Ledger Technologies Pty. Ltd. Lisa Mochkin is the daughter of Henry Herzog and the sister of Jonathan Herzog.

(3) Helen Abeles, a director, is an affiliate of Instanz Nominees Pty. Ltd. Ms. Abeles exercises shared investment and voting power over these shares and may be deemed to be a beneficial owner thereof.

(4) Henry Herzog, a director and President of the company and father of Jonathan Herzog and father-in-law of Levi Mochkin, is a director of Riccalo Pty. Ltd. Mr. Herzog exercises shared investment and voting power over these shares and may be deemed to be a beneficial owner thereof.

(5) Jonathan Herzog, a director, Secretary and Chief Financial Officer of the company and son of Henry Herzog, is a director of Eurolink International Pty. Ltd. Mr. Herzog exercises shared investment and voting power over these shares and may be deemed to be a beneficial owner thereof.

(6) Wendy Meltzer, spouse of Farrel Meltzer, a director of the company, is a director of Atcor Aus. Pty. Ltd. Mr. Meltzer is an affiliate of Atcor Aus. Pty. Ltd. and may be deemed to be a beneficial owner of the shares held by Atcor Aus. Pty. Ltd.

(7) Tilbia Nominees Pty. Ltd. holds shares of common stock for Anthony Davis and his affiliates. Mr. Davis exercises shared investment and voting power over these shares and may be deemed to be the beneficial owner thereof.

(8) Mendel Mochkin is the brother of Levi Mochkin. Mendel Mochkin will receive an additional 350,000 shares of common stock which is contingent on the company investing an additional $1,000,000 in Stampville in order to retain no less than 25% of the outstanding shares of common stock.

        The preceding table of beneficial ownership does not include options to purchase 1,600,000 shares of common stock which have been granted to Jonathan Y. Malamud. These shares will only become exercisable only after December 8, 2001 and after the company makes an additional payment of $5,000,000 to Stampville above the initial investment of an aggregate amount of $500,000 in Stampville, or raises at least $10,000,000 in this offering, and then only in installments of 20% per annum. The beneficial ownership table also does not include 1,450,000 shares subject to options granted to Robert Petty. Mr. Petty's options representing an aggregate of 950,000 shares of common stock will be exercisable at $1.00 per share and Mr. Petty's options representing 500,000 shares will be exercisable at $2.00 per share. Mr. Petty's options shall become vested and exercisable upon the company reaching certain levels of market capitalization and the occurrence of certain other events.

                                    DILUTION


        Purchasers of common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the initial public offering price. Net tangible book value per share represents the amount of our total tangible assets and is reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. As of March 31, 2000, the net tangible book value of the company was approximately $2,064,144, or $0.13 per share.



        As of March 31, 2000, our pro forma net tangible book value, as adjusted for the sale of the minimum and maximum shares offered in this offering and the application of the net proceeds (at the initial public offering price of $5.00 per share, less the estimated Offering expenses) was $0.24 and $0.83, respectively. For the maximum subscription, this represents an immediate increase of $.70 per share to existing stockholders and an immediate and substantial dilution of $4.17 per share to new investors purchasing common stock in this offering. If only the minimum subscription is sold, new investors purchasing common stock in this offering would experience an immediate and substantial dilution of $4.76 per share, while existing stockholders would have an immediate increase of $0.11 per share. The following tables illustrate this per share dilution:





               ASSUMES MINIMUM SUBSCRIPTION

    Initial public offering price .....................................                               $ 5.00
    Net tangible book value as of March 31, 2000 ......................            $ 0.13
    Increase attributable to new investors ............................            $ 0.11
                                                                                   ------

    Pro forma net tangible book value after the Offering ..............                               $ 0.24
                                                                                                      ------

    Dilution in net tangible book value to new investors ..............                               $ 4.76
                                                                                                      ======

    Percentage dilution to new investors ..............................                                95.2%

               ASSUMES MAXIMUM SUBSCRIPTION

    Initial public offering price .....................................                               $ 5.00
    Net tangible book value as of March 31, 2000 ......................            $ 0.13
    Increase attributable to new investors ............................            $ 0.70
                                                                                   ------

    Pro forma net tangible book value after the Offering ..............                               $ 0.83
                                                                                                      ------

    Dilution in net tangible book value to new investors(1) ...........                               $ 4.17
                                                                                                      ======

    Percentage dilution to new investors ..............................                                83.4%

                                             SHARES PURCHASED(1)                  TOTAL CONSIDERATION
                                       ------------------------------         ------------------------------         AVERAGE
                                         NUMBER            PERCENT              AMOUNT             PERCENT          PER SHARE
                                       -----------       -----------         ------------        -----------        ---------
Existing shareholders .........         16,500,000          78.6%             $ 3,158,750           12.3%            $   0.19
New investors .................          4,500,000          21.4%             $22,500,000           87.7%            $   5.00
                                       -----------         ------             -----------          ------            --------
         Total ................         21,000,000         100.0%             $25,658,750          100.0%            $   1.22
                                       ===========         ======             ===========          ======            ========


(1) Excludes the 350,000 shares issuable to Mendel Mochkin for consulting services upon the completion of our investment of an additional $1,000,000 in Stampville.

        The foregoing table is based on the sale of the maximum 5,000,000 shares. If only the minimum 1,000,000 shares were sold, the table would read as follows:


                                             SHARES PURCHASED                     TOTAL CONSIDERATION
                                       ------------------------------         ------------------------------         AVERAGE
                                         NUMBER             PERCENT             AMOUNT             PERCENT          PER SHARE
                                       -----------        -----------         -----------        -----------        ---------
Existing shareholders .........         16,500,000           94.3%            $ 3,158,750            38.7%           $   0.19
New investors .................          1,000,000            5.7%            $ 5,000,000            61.3%           $   5.00
                                       -----------          ------            -----------           ------           --------
         Total ................         17,500,000          100.0%            $ 8,158,750           100.0%           $    .47
                                       ===========          ======            ===========           ======           ========

        The above tables do not include options to purchase a total of 3,050,000 shares of common stock at a weighted average exercise price of approximately $1.30 per share. None of these options are currently exercisable. These options include options to purchase 1,600,000 shares of the company's common stock which have been granted to Jonathan Y. Malamud. The remaining options consist of Mr. Petty's options to purchase 1,450,000 shares.

        If these options are exercised in the future it will be further dilutive to investors who purchase shares at the initial public offering price. Options available for grant under our stock option plans may be granted at exercise prices less than the market value of common stock on the grant date. If we grant options below fair market value it could be dilutive to investors who purchase shares at the initial public offering price.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



OVERVIEW AND PLAN OF OPERATIONS

        The company was formed in February 1999 and is in the early stage of development. We are engaged in Internet, e-commerce and other technology businesses. We expect to add value to operating companies by providing active and ongoing management infrastructure, support, funding, and expertise. Our goal is to identify entities that have high growth potential and can benefit from the commercial and financial expertise of our personnel. We assist in the development and recruitment of key management to support accelerated financial and operational growth and enhanced efficiency. Our practice is to emphasize relationships in which our resources can enhance the creative and technological skills of our partners.


        We do not have any meaningful revenues, and will not generate any meaningful revenues until after we implement our strategic plan and attract and retain a significant number of e-commerce and related businesses. We do not anticipate generating any meaningful revenue until at least several months following the consummation of this offering, if at all. Accordingly, a comparison of the quarter ended March 31, 2000 to the period from the Company's formation in February 1999 through March 31, 1999 is not meaningful.

        Depending upon the level of our business activity, we anticipate that we will use a portion of the proceeds of this offering to hire several additional employees over the next twelve months to market our services to potential businesses and develop the infrastructure of Stampville and potentially VideoDome. Beyond the development of Stampville and potential further investments in VideoDome, we are continually reviewing and considering e-commerce and other related enterprises and ventures, but have not made any commitments at this stage. At this time, there are no plans, proposals, arrangements or understandings for the acquisition of other companies.

        Stampville plans to use the portion of the offering proceeds which it will receive from us to continue to develop a portal community Web site for the collectable postage stamp community that will service a wide range of areas surrounding the stamp market and possibly other areas of interest, which may include coins and sports memorabilia. Stampville expects to expand beyond hobbyists and collectors to the art, entertainment and other targeted specialty markets and to develop a wholesale distribution channel for sale of its products as well.


        We have generated losses from our inception and anticipate that we will continue to incur significant losses until, at the earliest, we generate sufficient revenues to offset the substantial up-front expenditures and operating costs associated with establishing, attracting and retaining a significant business base. Since our inception through March 31, 2000 our cumulative net losses were $755,210. There can be no assurance that we will be able to attract and retain a sufficient number of e-commerce businesses to generate meaningful revenues or achieve profitable operations.


        Quarter ended March 31, 2000


        During the quarter ending March 31, 2000, we made payments to Stampville of $1,000,000 and continued the expansion of Stampville's developmental activities. Through March 31, 2000, we invested $1,500,000 in Stampville. In particular we added to Stampville's management team through the appointment of Robert Petty as Stampville's acting Chief Executive Officer, Jennifer Christopher as its Vice President of Human Resources and other additional employees at Stampville. We also continued with the development of Stampville's Web site during the quarter expending approximately $230,000 in technology. On March 24, 2000, our wholly-owned subsidiary, Bickhams Capital, Inc., entered into an agreement granting us an option to acquire up to a 50.1% equity interest in VideoDome.Com Networks, Inc., a provider of streaming video services on the Internet to consumer and corporate clients. Our option to purchase up to a 50.1% equity interest in VideoDome is exercisable in three tranches. After the first quarter, on April 10, 2000, we exercised the initial tranche to purchase 5% of the equity interest in VideoDome through the payment of $150,000. We also intend to invest an additional $150,000 from the proceeds of this Offering through the exercise of the second tranche to acquire an additional 5% equity interest in VideoDome. Our exercise of the final tranche for 40.1% of the equity interest in VideoDome for $5,000,000 is contingent upon completion to our satisfaction of complete due diligence regarding VideoDome, receipt from VideoDome of audited financial statements, and our acquisition through this offering or through other sources of sufficient funds to complete the potential investment in VideoDome. Other factors which will enter into the Company's ultimate investment in VideoDome will be our intended investment in Stampville, financing our other operations and/or other potential investments. We are under no obligation to exercise the options to purchase the VideoDome interest. Therefore, we can offer no guarantee that our potential acquisition of a majority interest in VideoDome will be realized.



        As a result of these activities, we incurred a net loss of $335,758 during this period. As we were only incorporated on February 2, 1999 and had yet to make any investments during the first quarter of 1999, our activities during the first quarter of 1999 were essentially limited to that of initial formation efforts.


        Fiscal Year ended December 31, 1999


        During 1999 our principal activities consisted of initial formation activities, the assembly of our current management team, the raising of capital through private placements and our location of and acquiring interests in our initial acquisition target, Stampville.Com Inc. Prior to December 31, 1999, we issued 16,500,000 shares of common stock to various entities that are affiliates of certain officers and/or directors of the company and received cash proceeds of $3,151,250 and services of $7,500. In mid-1999, we signed an agreement with Stampville.Com Inc., a newly-formed company. Stampville is being developed to become a global center for stamp products and services and potentially other collectibles such as coins and sports memorabilia. We have assisted the founders of Stampville in developing this enterprise, recruiting key management and implementing systems to advance its development and prepare it for the initial launch of its main web site during the second quarter of 2000. In December 1999, Stampville became a 50.1% owned subsidiary of ours. Pursuant to the terms of our agreement with Stampville, as amended, our 50.1% interest may be reduced in the event we do not complete our funding of up to $7,750,000 in Stampville. Our ownership interest in Stampville may also be reduced in the event we arrange for third party financing in lieu of our direct investment in Stampville. For the period from February 2, 1999, our date of inception, to December 31, 1999, we incurred a net loss of $419,443.


LIQUIDITY AND CAPITAL RESOURCES

        Our primary capital requirements have been to fund our initial investment in Stampville and VideoDome. Additional capital will be needed to complete the purchase of Stampville, acquire an additional 45.1% equity interest in VideoDome, if we so choose, and to pursue other business opportunities, as well as to fund our working capital requirements, including legal and professional expenses. To date, we have financed our capital requirements through the issuance of equity securities and the issuance of long-term debt. At March 31, 2000, we had working capital of $372,407.


        In July 1999, we entered into an agreement to purchase a building in exchange for cash and a note payable in Australian dollars which as of March 31, 2000 equaled to approximately $429,000 USD. Such indebtedness bears interest at the rate of 7.25% per annum and is repayable in July 2001. We will use a portion of the proceeds of the maximum offering to repay such indebtedness. In the event the exchange rate of Australian dollars to U.S. dollars increases, the amount of U.S. dollars required to settle this obligation, as well as any other obligations we have in Australia to be paid in Australian dollars, will increase.



        The capital requirements relating to implementation of our business plan will be significant. During the twelve months following the consummation of this offering, we intend to finance the acquisition of a majority interest in Stampville for $5,893,750, possibly increase our interest in VideoDome with an investment of up to $5,150,000, finance or acquire interests in other Internet or e-commerce enterprises, and meet our own working capital needs. Other than as described above, as of the date of this prospectus, we have no material commitments for capital expenditures.



        We are dependent on the proceeds of this offering or other financing in order to fully implement our proposed plan of operation. Depending on how long it takes for us to raise the minimum subscription, we may borrow up to $500,000 for our working capital requirements through loan transactions with parties related to us which will be repaid out of the proceeds of the offering. Based on currently proposed plans and assumptions relating to the implementation of our business plans in the event we sell all of the shares offered in this offering, we will retain approximately $3,000,000, which should be sufficient to satisfy our contemplated working capital requirements for approximately two years following the consummation of this offering. In addition, we would retain approximately $4,727,250 for potential investment, acquisition and development of Internet and e-commerce ventures. If we raise approximately $10,000,000 in this offering, we would retain approximately $1,500,000, which would be sufficient to fund our working capital requirements for approximately one year following this offering. In such event, we would have sufficient funds to complete our contemplated investment in Stampville but would need to raise additional capital to invest in, acquire and develop other Internet or e-commerce ventures. If we raise only the minimum subscription, the initial $893,750 of proceeds would be invested in Stampville, an additional $150,000 would be invested in VideoDome, the next $1,500,000 would be utilized to fund our working capital requirements, and the remaining $1,006,250 would be used to finance other e-commerce or Internet acquisitions or ventures and/or additional investments in Stampville or VideoDome.

        If we raise less than $10,000,000, but at least the minimum requested to complete the offering, we will invest $893,750 in Stampville. This investment will be adequate to allow Stampville to operate its website prior to the end of the second quarter of 2000 with an initial launch marketing campaign thereafter. Thereafter, if we or Stampville have not obtained additional financing, Stampville will reduce its work force to three employees, curtail research and development activities, cataloging efforts and expansion plans, and instead will focus its operations principally on the sale of stamps. We will also, if and to the extent necessary, contribute up to an additional $250,000 from the unallocated proceeds of the offering to Stampville. Accordingly, we believe that the proceeds contributed to Stampville, together with Stampville's significant reduction in activities and operating expenses discussed above, will be sufficient for Stampville to operate for at least twelve months, even if Stampville does not generate material revenues from the sale of stamps.



        As previously noted, we intend to retain $1,500,000 for working capital, which we believe to be sufficient to support operations for at least twelve months. In the event that our plans change, our assumptions change or prove to be inaccurate, or if the proceeds of this offering prove to be insufficient to implement our business plans, we would be required to seek additional financing sooner than currently anticipated. There can be no assurance that the proceeds of this offering will be sufficient to permit us to implement our proposed business plan or that any assumptions relating to the implementation of such plan will prove to be accurate. To the extent that the proceeds of this offering are not sufficient to enable us to generate meaningful revenues or achieve profitable operations, the inability to obtain additional financing will have a material adverse effect on us. There can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all.


RECENT DEVELOPMENTS


        Subsequent to March 31, 2000, a number of developments occurred which have had a significant impact on our business, operations and results, principally the continued expansion of Stampville's developmental activities and the exercise of our initial investment in VideoDome. We made additional payments in May and June, 2000, aggregating to $356,250 under our agreement with Stampville for a total investment of $1,856,250 to date. Stampville has also continued its development of its Web site and has launched four micro-sites since the end of the first quarter. On April 10, 2000, we invested an initial $150,000 and purchased a 5% equity interest in VideoDome pursuant to our option agreement with VideoDome. We also intend to invest an additional $150,000 from the proceeds of this offering through the exercise of the second tranche to acquire an additional 5% equity interest in VideoDome. Our exercise of the final tranche of $5,000,000 for an additional 40.1% equity interest in VideoDome is contingent upon completion to our satisfaction of complete due diligence regarding VideoDome, receipt from VideoDome of audited financial statements, and our acquisition through this offering or through other sources of sufficient funds to complete the potential investment in VideoDome, to complete our intended investment in Stampville and to finance our other operations and/or other potential investments. We are under no obligation to exercise the options to purchase the equity interest in VideoDome. Therefore, we can offer no guarantee that our potential acquisition of a majority interest in VideoDome will be realized.



        On June 6, 2000, Ledger Technologies Pty. Ltd. committed to loan us up to $500,000 to fund our working capital needs, including potential quarterly payments in Stampville. As of June 6, 2000, Ledger Technologies lent us $200,000, $50,000 of which will be used to fund our working capital needs and $150,000 of which was remitted to Stampville on June 14, 2000. It is anticipated that the balance of the Ledger Technologies loan will be drawn by us by the end of July, 2000 if we do not raise the minimum subscription pursuant to this offering by then, or alternatively, we do not receive adequate funding from a different source. The loan bears interest at the rate of ten percent (10%) per year and the amount is due in equivalent Australian dollars. Ledger Technologies is one of our stockholders. Lisa Mochkin, a director of Ledger Technologies, is the wife of Levi Mochkin, our Chief Executive Officer and director.


INFLATION

        We have not been materially affected by inflation in the United States. While we do not anticipate inflation affecting our operations, increases in labor and supplies could impact our ability to compete.

YEAR 2000 COMPLIANCE AND COSTS

        As has been widely reported, there has been worldwide concern that Year 2000 technology problems would materially and adversely impact a variety of businesses and local, national and global economies. While relatively few disruptions were reported on and after December 31, 1999, concerns remain that there will be a delayed effect to computer users. As a newly formed entity, we have acquired computer hardware and software which has been represented to us as Year 2000 compliant, and we do not expect future expenses associated with ongoing compliance to be material to our financial position or future results of operations, although there can be no assurance that as a result of presently unforeseen computer programming or future dealing with our vendors or other parties difficulties will not arise.

RECENT ACCOUNTING PRONOUNCEMENTS

        In June 1998, the FASB issued Statement No. 133, as amended, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring that all derivative instruments, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement will become applicable to us in January 2001.

                                    BUSINESS

THE COMPANY

        We are a Delaware corporation created for the purpose of engaging in Internet, e-commerce and technology businesses, directly and through acquisitions of equity in Internet related and other technology companies. Our wholly-owned subsidiary, I.T. Technology Pty. Ltd., furthers our operations in Australia and owns our executive offices located in Melbourne, Australia.

        We actively seek investments in and acquisitions of entities with unique opportunities in the Internet, e-commerce and technology-related areas. Through our executive officers and directors, we identify companies which have high growth potential and which can benefit from the commercial and financial expertise of our personnel. We emphasize relationships in which our resources can enhance the creative and technological skills of our partners, and we are open to a variety of potential relationships, including joint ventures and strategic alliances.


        Pursuant to an agreement entered into in June 1999 and amended in December 1999, we have acquired 50.1% of the equity of Stampville.Com Inc., a corporation specializing in the business of selling collectible stamps and other memorabilia through the Internet on a retail basis to the general public and collectors. Stampville also intends to sell collectible stamps and other memorabilia through standard business channels on a wholesale basis. Our 50.1% equity interest may be reduced in the event that we do not complete the funding of up to $7,750,000 in Stampville. Our ownership interest in Stampville may also be reduced in the event we arrange for third party financing in lieu of direct investment in Stampville. As of June 14, 2000, we have invested $1,656,250 in Stampville.


        As of March 24, 2000, we entered into an agreement through our wholly-owned subsidiary, Bickhams Capital, Inc., which agreement granted us an option to acquire up to a 50.1% equity interest in VideoDome.Com Networks, Inc. Our option to purchase this 50.1% equity interest in VideoDome is exercisable in three tranches. On April 10, 2000 we exercised one of our tranches to purchase equity in VideoDome by investing $150,000 in exchange for 5% equity interest in VideoDome. We also intend to invest an additional $150,000 from the proceeds of this Offering through the exercise of the second tranche to acquire an additional 5% equity interest in VideoDome. Our exercise of the final tranche for 40.1% of equity interest in VideoDome is contingent upon completion to our satisfaction of complete due diligence regarding VideoDome, receipt from VideoDome of audited financial statements, and our acquisition through this offering or through other sources of sufficient funds to complete the potential investment in VideoDome, to complete our intended investment in Stampville and to finance our other operations and/or other potential investments. We are under no obligation to exercise the option to purchase the VideoDome interest. Therefore, we can offer no guarantee that our potential acquisition of a majority interest in VideoDome will be realized.

        We intend to identify other potential Internet or e-commerce businesses to acquire or in which to invest, in addition to Stampville and VideoDome. However, we have not at this time entered into substantive negotiations with any such potential targets and there can be no assurance that we will be able to successfully locate other investment or acquisition candidates or ventures, or if located successfully, negotiate a transaction with such targeted entities.


        We currently maintain executive offices in Melbourne, Australia and Brooklyn, New York. Henry Herzog, our President, relocated to our New York offices on a temporary basis.

INDUSTRY BACKGROUND

        The Internet

        The Internet is a global web of over 50,000 computer networks, the first of which were developed over 25 years ago. The Internet was originally installed using UNIX-based computers, a development of AT&T, a telephone company, which had very sophisticated communications capabilities for its time. At first, although the Internet served the objectives of the United States Department of Defense, it was looked upon by others as awkward due to its arcane commands and inaccessibility to persons without specific technical training. This hampered its growth for a considerable period of time.

        A key breakthrough to the accessibility of the Internet occurred with the development of the communications transport protocol "TCP/IP," which made it possible for each Internet computer to pass on packets of information to different types of computers without using a switchboard. Using TCP/IP, any computer can link onto the Internet and its conglomeration of networks for a cost that is fundamentally lower than, and structured differently from, the cost of linking onto stand-alone networks.

        Communication on the Internet occurs primarily between a client and a server, or so-called host computers. The client computer initiates a request for information or other activity and the server computer responds to, or serves, that request. Furthermore, server computers run specialized software specifically designed to provide a variety of services to client computers. Notably, many host computers operate as mail servers or file servers that enable the downloading or transferring of files. The Internet has historically been used by academic institutions, defense contractors and government agencies primarily for remote access to host computers and for sending and receiving electronic-mail and has traditionally been subsidized by the United States Federal Government. As an increasing number of commercial entities have come to rely on the Internet for business communications and commerce, the level of federal subsidies has significantly diminished and funding for the Internet infrastructure and backbone operations has shifted primarily to the private sector and end users. In addition, according to industry market research, as far back as October 1994 the number of commercial domains on the Internet surpassed the number of educational domains.

        World Wide Web

        Much of the recent growth in Internet use by businesses and individuals has been driven by the emergence of a network of servers and information available on the Internet called the World Wide Web. The Web, based on a client/server model and a set of standards for information access and navigation, can be accessed using software that allows non-technical users to exploit the capabilities of the Internet. The Web enables users to find, retrieve and link information on the Internet in a consistent manner which renders the underlying complexities irrelevant to the lay user. Electronic documents are published on Web servers in a common format described by Hyper Text Mark-up Language, or HTML, which is a series of tags or codes added to a text document to format a document or add links to other documents. Web client software can retrieve these documents across the Internet by making requests using a standard protocol called HyperText Transfer Protocol, or HTTP. Browsers and HTML are an essential part of the success of the Internet and the continuing growth in the number of users. Browsers allow a user to wander around the Internet with relative ease while HTML allows the exhibitor of a Web page to navigate to either some other page at that particular Web site or to a relevant page at another Web site. The introduction of commercial Web pages introduced a new and substantial opportunity for users of the Internet.

        The proliferation of Web users has created significant demand for software to enable Internet servers and private servers on corporate networks to function as Web sites, which are used by content providers to offer their products and services on the Internet and to publish confidential company information to employees inside the enterprise.

        E-commerce

        E-commerce provides companies with the opportunity to serve a rapidly growing market as consumers increasingly accept the Internet as an alternative shopping vehicle. Growth in Internet usage has been



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fueled by a number of factors, including the large and growing number of personal computers in the workplace and home, advances in the performance and speed of personal computers and modems, improvements in network infrastructure, easier and cheaper access to the Internet and increased awareness of the Internet among businesses and consumers. The increasing functionality, accessibility and overall usage of the Internet and online services have made the Internet an attractive commercial medium. The Internet and other online services are evolving into a unique sales and marketing channel, just as retail stores, mail-order catalogues and television shopping evolved. Companies operating online can interact directly with customers by frequently adjusting their featured selections, editorial insights, shopping interfaces, pricing and visual presentations. The minimal cost to publish on the Web, the ability to reach and serve a large and global group of customers electronically from a central location and the potential for personalized low-cost customer interaction provide additional economic benefits for online operators.

        The Internet also provides e-commerce companies with an opportunity to serve a global market. Online operators have the potential to build large common global customer bases quickly and to achieve superior economic returns over the long term. International Data Corporation, also known as IDC, an information technology market research and consulting firm, estimated that the number of people accessing the Internet had reached approximately 100 million by the end of 1998 and predicted that this number will reach 320 million by 2002. According to IDC, revenues through the purchase of goods and services over the Internet in the United States will reach approximately $250 billion in 2002. IDC has also reported that approximately 13% of all United States households were online in 1996, which figure increased to 20% by early 1998. IDC estimates that the number of Internet users buying goods and services on the Internet worldwide will exceed 128 million by 2002, as compared to 18 million in 1997, with the amount of commerce conducted over the Internet exceeding $400 billion by 2002. In addition, IDC estimates that worldwide Internet services revenues increased by 71% in 1998 to reach $7.8 billion and has forecasted that such revenues will surpass $78 billion by 2003. IDC has also reported that the United States accounted for more than 50% of worldwide Internet services spending at $4.6 billion in 1998. IDC has also estimated that corporate spending in the United States in the area of Internet-based products and services will increase from $85 billion in 1999 to over $203 billion by 2002.

BUSINESS STRATEGY

        THE COMPANY -- OPERATIONAL STRATEGY

        In addition to our investments in Stampville and VideoDome and potential further investments in these companies, we intend to utilize the remaining proceeds from this offering, future income received from such companies and proceeds from other debt or equity financings to acquire other Internet or e-commerce related businesses or to invest in Internet related projects or ventures that appear to have viable commercial prospects. By investing funds in exchange for equity in Internet-related businesses, we will in most cases seek to either acquire a majority of the capital stock of such targets or in certain circumstances to control the targets from the management level. We may also make small investments in entities without seeking a majority interest, where this may be either of strategic significance to us or circumstances warrant a relatively smaller involvement.

        STAMPVILLE -- OPERATIONAL STRATEGY

        Stampville plans to develop a "portal community" Web site for the collectible postage stamps community and for hosting philatelic services to dealers, collectors, and hobbyists. Stampville believes that doing so would fill a gap in the stamp-collecting marketplace by establishing an online stamp network for stamp collectors. Stampville intends to design its services to satisfy a wide variety of consumers ranging from the casual collector to the dedicated stamp connoisseur through a comprehensive Web site. The Web site will merge the traditional hobby of stamp collecting with the technological advantages of the Internet. Stampville's online stamp community will provide information, both directly and through links, and make it possible to assemble an entire stamp collection online. In addition, Stampville plans to make available philatelists through its Web site to afford personal attention to customers through e-mail or telephone. Stampville also intends to expand its business to potentially include other collectibles such as coins and sports memorabilia.



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

        Following the general formats of a number of commercial Web sites, Stampville anticipates that its Web site will produce revenue through sales, advertising, and services to the philatelic community. Strategic alliances with established philatelic businesses will provide initial merchandise, content and subject matter support. The Web site will establish additional business links with dealers, buyers, sellers, philatelic service providers, and other electronic commerce entities. Initial traffic to the Web site will be generated both through on-line and traditional advertising.

        We believe the Internet is an ideal medium for selling thematic and non-thematic collectibles. The natural and worldwide appeal of stamp collecting and stamp art is particularly conducive to electronic commerce. By offering high resolution graphic images of products with completely searchable databases and expert staff assistance, Stampville hopes to become a preeminent portal Web site.

        Investors should note that Stampville has not taken any steps to protect the technology or other intellectual property it uses and is developing, and does not know if such technology or intellectual property can, in fact, be protected from use by others. It is possible that competitors may use Stampville's technology to compete with it, or develop other types of technology which allow them to compete effectively with Stampville.

        Stampville also plans to engage in wholesale and bulk sales of framed stamp art in support of Stampville's Internet operations. Stampville believes there is significant opportunity to generate sales through bulk and wholesale sales to both national department and specialty stores, as well as gift shops , including sundry shops located at hotels, small vendors, and other potential online vendors.

        Stampville has entered into a three year supplier's agreement with Inter-Governmental Philatelic Corporation, also known as IGPC, one of the world's largest suppliers and dealers of philatelic stamps. IGPC represents approximately seventy postal administrations throughout the world in matters relating to the design, production and marketing of their postage stamps. IGPC also markets their stamps to collectors. Pursuant to its agreement with Stampville, IGPC has agreed to supply Stampville with stamps that IGPC has made available for public sale at the lowest pricing structure available to other dealers. In addition, IGPC has agreed to extend a $2 million line of credit to Stampville for the purchase of its stamps. The agreement with IGPC also provides that IGPC will provide content for Stampville's Web site. Unless terminated at the end of the initial term by either party, the agreement with IGPC will automatically extend for an additional two year period. IGPC's President is Sam Malamud, the father of Jonathan Y. Malamud, a director, President and Vice President of Marketing of Stampville, and the father-in-law of David Eli Popack, director, Secretary and Director of Dealer Relations of Stampville. Stampville's agreement with IGPC will allow Stampville to purchase stamp sheets directly from IGPC. Stampville anticipates that IGPC will be a significant supplier of stamps to it and will allow Stampville to offer a wide array of stamps at competitive prices. Stampville is also in the process of seeking to establish an on-demand purchase system with IGPC, which, if implemented, will reduce Stampville's need to maintain substantial inventory of the products offered by IGPC, expedite fulfillment of orders and reduce Stampville's costs of sale.

        Currently, Stampville is pursuing business relationships with various other worldwide philatelic dealers.

        PROSPECTS OF STAMPVILLE

        Stampville has chosen to engage in the Internet sale and distribution of stamps and collectibles because of its belief that the worldwide, multi-million dollar stamp industry is fragmented and highly inefficient. Stampville believes there are few worldwide dealers of any size and that most such dealers specialize in a narrow segment of the stamp collecting business. Stampville has also observed that individual valuable items and entire collections are generally sold at auctions, and that retail prices vary from area to area, which inconsistency, Stampville believes, is due to lack of information and supply dislocation.

        Linns Stamp News, the largest publication in the industry, has done annual market surveys since 1992. The latest survey for 1998 indicates the following:



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

        -       The total United States market for stamps is $791 million.

        - Numbers for the rest of the world are elusive. Nevertheless it is known that in countries such as Germany, the United Kingdom, China and Japan, stamp collecting is much more popular than in the United States.

        - Of Linn's readers, 43% had Internet access and 23% had made purchases of stamps via the Internet.

        - 33% of the collectors responding to the survey had a net worth of $500,000 or more and 34% had household incomes of $75,000 or more.

        Furthermore, in the March 13, 2000 publication of Linns Stamp News, it was indicated that there were $42 million in online auction sales and $15 million in online stamp sales.

        Stampville believes that these conditions make it possible for a firm providing sales and information through the Internet to provide a valuable service with meaningful results.

        VIDEODOME - OPERATIONAL STRATEGY

        VideoDome provides streaming Internet video solutions for consumer and corporate markets. VideoDome focuses its efforts on providing accessible technologies that enable users to incorporate video components into Web sites or promote their video products through VideoDome's services. VideoDome offers a complete solution, combining the processes of encoding, delivery, hosting and promotion of video over the Internet. VideoDome uses VideoDome InstaStream, a system that automates the process of placing orders, tracking, processing and customer notification of the final version of a video product. VideoDome's products are compatible with existing streaming media platforms, which facilitate transmission of videos over the Internet. VideoDome was founded in 1999. Its founders, Daniel Aharonoff and Vardit Cohen, had been involved in the business of integrating the different facets of the video streaming technology for several years prior to its founding. VideoDome is based in Burbank, California. VideoDome currently has two employees. Although the company has been advised that VideoDome is currently generating some revenues, it understands that these revenues are insufficient to fund VideoDome's research and development and expansion plans. In addition, we cannot state when, if ever, VideoDome will be able to operate profitably.

        VideoDome's services and technology address several markets: video streaming, encoding, communities and desktop video hardware & software.

        Video Streaming - Video streaming is an emerging segment of the Internet market. Internet video is typically comprised of several distinct application segments, including video mail, corporate training, executive messaging, distance learning, live on-demand news, entertainment and more. These applications are typically provided as separate products within corporate environments. More recently, video streaming has emerged as a cost effective means of bringing video to an individual corporate or consumer user using the Internet as a network transmission medium.

        Encoding - Until recently, the process of encoding and transferring of audio or visual material between platforms was dedicated to converting analog audio or video materials into digital formats such as MPEG, CDROM, DAT and other archival methods. Driven by the emergence of streaming video over the Internet and the increasing availability of bandwidth in both Intranet and Internet environments, new lower-cost desktop personal computers and video players have emerged as growth drivers in the market. The encoding process is an initial step to cross from analog video to Internet streaming video.

        Community - Building an environment, or community, where users can share ideas, ask questions and correspond with each other and with experts is an increasingly important facet of creating brand awareness for Internet based companies. A number of companies, such as The Globe, GeoCities & Xoom, have built business models around the concept of building Internet communities. VideoDome



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

        believes that combining streaming video combined with an active community model can become a key factor to the overall experience of video over the Internet.

        Desktop Video Hardware & Software - VideoDome believes the market for computer-based videos is a precursor to the streaming video market. This market is currently expanding at a rate of greater than 40% per year with over 100 capture board and 30 desktop video editing software vendors in the market, the streaming market experiences a synergistic boost. VideoDome's solutions and technology can be combined with an expanding market including significant entries into compatible computer hardware will be help build distribution channels.

        VIDEODOME - TECHNOLOGY

        VideoDome has pioneered the development of a completely automated video conversion process, known as InstaStream, which allows for enhanced conversions into streaming formats, as well as a video management system referred to as the Media Manager, which serves to organize and simplify the process of publishing video into the Internet, compared to the products offered by VideoDome's competitors. Media Manager technology is being successfully licensed by television broadcast companies, direct response companies and other large scale corporations:

        Network Management and Intergration - VideoDome's management "hooks" allow for performance tracking of video over networks, remote management of video database, logging of usage parameters, smart routing, fault tolerance and guaranteed quality of service.

        System Scalability - InstaStream allows for seamless processing of raw video files into encoded files which are then moved to a video delivery server and automatically notify customers of their newly available streaming video available online.

        Standard, Format & Platform Interoperability - the company's solutions will support various emerging multimedia standards and compression formats, and are portable between Windows, MAC and UNIX platforms.

        Intellectual Property - VideoDome has indicated that it intends to file several patent claims addressing, among other things, scalable video conversion processes, dynamic directories, cataloging & administration.

        While VideoDome faces competition in the streaming video services area from companies such as Loudeye.com, InterVu and others, VideoDome believes it has an advantage in its ability to deliver scalability across its InstaStream network, which allows for a fully automated level of order conversion, combined with a comprehensive package of services which provides encoding, delivery and marketing of streaming video content at the same time and from the same company. VideoDome also can provide Media Manager technology which simplifies the process of publishing video over the Internet.

        VideoDome has not taken any steps to perfect its ownership of the technology and other proprietary information it has developed, and may not do so in the future. Whether or not it undertakes to obtain patents or otherwise protect its technology and proprietary information, VideoDome cannot be sure that it will be able to prevent others from using the technology, or other technology which can produce substantially the same results, all to the detriment of VideoDome.



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        VIDEODOME - PRODUCTS

        Personal OnDemand - This product allows consumers to incorporate personal, typically non-commercial, video modules in an existing web site. Personal OnDemand allows for a cost-effective and easy bridge for converting raw or digitized video into Internet streaming video. Once a customer order is placed, the InstaStream network automatically notifies the customer by email when the streaming online version of their video is available, which can then easily be added to the customer's existing web site.

        Business OnDemand - Business OnDemand allows VideoDome's customers to use InstaStream for business oriented videos such as infomercials, company overviews, news releases and similar cases, with additional support for bit rates and promotion via the VideoDome OnDemand Directory and Guide newsletter. This business listing, which is similar to a traditional search portal, offers visitors to VideoDome's website the ability to search and watch video instead of reading static web pages. It also provides Business OnDemand customers with instant promotion of their video to over 200,000 OnDemand Guide readers and over 10,000 new page impressions every day.

        Media Manager - This product, which was developed by VideoDome, allows VideoDome, through a simple web interface, to build global channels and individual content channels which are then tailored for individual need. It allows for management of the media and provides flexibility by enabling functions such as powerful video search, filtering, customization, interstitial ad placement and more.

        VideoDome's Media Manager is customizable and can support a variety of page layout, look and feel on the front end with a feature set on the interface. The video can also be customized to display at various sizes and quality of transmission.

        ACQUISITIONS OF ADDITIONAL BUSINESSES OR ESTABLISHMENT OF VENTURES.

        In addition to the operations of Stampville and our investments in VideoDome, we plan to seek, investigate, and if such investigation warrants, consummate an acquisition with one or more targets or establish or develop e-commerce, Internet or other ventures. At this time, we have no definitive plan, proposal, agreement, understanding, or arrangement to acquire any specific business or company other than our arrangements with Stampville and VideoDome. While we primarily seek opportunities in Internet, e-commerce and technology based businesses, we will not restrict our search to any specific business, industry, or geographical location, and may participate in business ventures of virtually any kind or nature. Any discussion of our proposed plan of operation and acquisitions in this section and throughout this prospectus is purposefully general and is not meant to restrict our virtually unlimited discretion to search for and enter into potential business opportunities.

        We may seek an acquisition with an entity which only recently commenced operations, or a developing company in need of additional funds to expand into new products or markets or seeking to develop a new product or service, or an established business which may be experiencing financial or operating difficulties and needs additional capital which is perceived to be easier to raise by a public company. In some instances, an acquisition may involve acquiring a corporation which does not need substantial additional cash but which desires to establish a public trading market for its common stock. We may purchase assets and establish wholly-owned subsidiaries in various businesses or purchase existing businesses as subsidiaries.

        Selecting a target is complex and extremely risky. Because of general economic conditions, increasing public interest and demand, rapid technological advances being made in the Internet and e-commerce area, our management believes that there are numerous entities seeking the benefits of a publicly-traded corporation. Such perceived benefits of a publicly traded corporation may include facilitating or improving the terms on which additional equity financing may be sought, providing liquidity for the principals of a business, creating a means for providing incentive stock options or similar benefits to key employees, providing liquidity for stockholders, and other items. Potential targets may exist in many different



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businesses or market niches and at various stages of development, all of which will make the task of comparative investigation and analysis of such targets extremely difficult and complex.

        We may not have sufficient capital with which to provide the owners of targets significant cash or other assets. Our management believes that we may offer owners of targets the opportunity to acquire an ownership interest in a public company at substantially less cost than is required to conduct an initial public offering. Nevertheless, we have not conducted market research and are not aware of statistical data that would support the perceived benefits of an acquisition transaction for the owners of a target.

        We will not restrict our search to any specific kind of target and may acquire an entity which is in its preliminary or developmental stage, which is already in operation, or in essentially any stage of its corporate life. It is impossible to predict at this time the status of any business in which we may become engaged, in that such business may need to seek additional capital, may desire to have its shares publicly traded, or may seek other perceived advantages which we may offer.

        Selection and Evaluation of Targets

        Our management will have complete discretion and flexibility in identifying and selecting a prospective target. In connection with its evaluation of a prospective target, our management anticipates that it will conduct a due diligence review which will encompass, among other things, meeting with incumbent management and inspection of facilities, as well as a review of financial, legal and other information which will be made available to us.

        Under the Federal securities laws, public companies must furnish stockholders certain information about significant acquisitions, which information may require audited financial statements for an acquired company with respect to one or more fiscal years, depending upon the relative size of the acquisition. Consequently, we will only be able to effect an acquisition with a prospective target that has available audited financial statements or has financial statements which can be audited.

        The time and costs required to select and evaluate a target, including conducting a due diligence review, and to structure and consummate the acquisition, including negotiating relevant agreements and preparing requisite documents for filing pursuant to applicable securities laws and corporation laws, cannot presently be ascertained with any degree of certainty. While no current steps have been taken nor agreements reached, we may engage consultants and other third parties providing goods and services, including assistance in the identification and evaluation of potential targets. These consultants or third parties may be paid in cash, stock, options or other of our securities, and the consultants or third parties may be placement agents or their affiliates.

        We will seek potential targets from all known sources and we anticipate that various prospective targets will be brought to our attention from various non-affiliated sources, including securities broker-dealers, investment bankers, venture capitalists, bankers, other members of the financial community and affiliated sources, including, possibly, our executive officers, directors and their affiliates. While we have not yet ascertained how, if at all, we will advertise and promote our company, we may elect to publish advertisements in financial or trade publications seeking potential business acquisitions. While we do not presently anticipate engaging the services of professional firms that specialize in finding business acquisitions on any formal basis, we may engage such firms in the future, in which event we may pay a finder's fee or other compensation.

        In analyzing prospective targets, we may consider, among other factors, such matters as:

        - the extent to which the targets provide complementary services or technology or are otherwise synergistic with our operations;

        -       the available technical, financial and managerial resources;

        -       working capital and other financial requirements;



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        -       history of operation, if any;

        -       prospects for the future;

        -       present and expected competition;

        - the quality and experience of management services which may be available and the depth of that management;

        -       the potential for further research, development or exploration;

        - specific risk factors not now foreseeable but which may then be anticipated to impact our proposed activities;

        -       the potential for growth or expansion;

        -       the potential for profit;

        - the perceived public recognition or acceptance of products, services or trades; and/or

        -       name identification.

        Acquisition opportunities in which we may participate will present certain risks, many of which cannot be adequately identified prior to selecting a specific opportunity. Our stockholders must, therefore, depend on our management to identify and evaluate such risks. The investigation of specific acquisition opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If a decision is made not to participate in a specific acquisition opportunity, the cost therefore incurred in the related investigation would not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific acquisition opportunity, the failure to consummate that transaction may result in the loss of the related costs incurred.

        We cannot be sure that we will find any suitable targets or ventures.

        Structuring and Financing of an Acquisition

        As a general rule, Federal and state tax laws and regulations have a significant impact upon the structuring of acquisitions. We will evaluate the possible tax consequences of any prospective acquisition and will endeavor to structure an acquisition so as to achieve the most favorable tax treatment for us, the target and our respective stockholders, while still accomplishing our strategic objectives. There can be no assurance that the Internal Revenue Service or relevant state tax authorities will ultimately assent to our tax treatment of a particular consummated acquisition. To the extent the Internal Revenue Service or any relevant state tax authorities ultimately prevail in recharacterizing the tax treatment of an acquisition, there may be adverse tax consequences to us, the target and our respective stockholders. Tax considerations as well as other relevant factors will be evaluated in determining the precise structure of a particular acquisition.

        We may utilize available cash and equity securities in effecting an acquisition. We may have to effect reverse stock splits prior to certain potential acquisitions. To the extent that such additional shares are issued, dilution to the interests of our stockholders will occur. Additionally, a change in control may occur which may affect, among other things, our ability to utilize net operating loss, if any.

        There currently are no limitations on our ability to borrow funds to effect an acquisition from institutional lenders. However, our limited resources and lack of operating history may make it difficult to borrow funds. The amount and nature of any borrowings by us will depend on numerous considerations, including our capital requirements, potential lenders' evaluation of our ability to meet debt service on borrowings and the then prevailing conditions in the financial markets, as well as general economic conditions. We have no arrangements with any bank or financial institution to secure additional financing, and there can be no assurance that such arrangements, if required or otherwise sought, would be available on terms commercially acceptable or otherwise in our best interests. Any inability to borrow funds required to effect or facilitate an acquisition, or to provide funds for an additional infusion of capital into a target, may have a material adverse effect on our financial condition and future prospects, including the ability to effect any future acquisition. To the extent that debt financing ultimately proves to be available, any borrowings may subject us to various risks traditionally associated with indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest. Furthermore, a target may have already incurred debt financing and, therefore, all the risks inherent thereto.

        ACQUISITION OF EQUITY INTEREST IN STAMPVILLE

        We hold approximately 50.1% equity interest in Stampville, pursuant to our stock purchase agreement with Stampville.


        Under the stock purchase agreement, Stampville agreed to issue to us an equity interest of 25% in exchange for payment by us of up to $5,000,000, payable in installments. Pursuant to the amended stock purchase agreement, we accelerated and increased the payment of the consideration to up to $7,750,000 in exchange for an immediate 50.1% equity interest in Stampville. As of June 14, 2000, we have invested $1,656,250 in Stampville.



        We have agreed that if we raise $10,000,000 in this offering, we will complete the purchase of our 50.1% interest in Stampville through the payment to Stampville of $5,000,000 within 30 days of our receipt of the funds from this offering and an investment on or before December 8, 2001 of an additional amount which was $893,750 as of June 14, 2000. If we do not raise $10,000,000 in this offering, we will consider other alternatives for the funding of Stampville. If we fail to make or arrange for the $5,000,000 payment or the $893,750 payment in full, we have agreed to surrender such number of shares of common stock of Stampville so that, upon such surrender, we shall hold a percentage of the outstanding shares of common stock of Stampville equal to the lesser of 27.5% of the outstanding shares of common stock of Stampville, or the total amount invested by us divided by 100,000. Thus, if we invest an aggregate of $2,500,000 in Stampville and do not make or arrange for the additional payments, our percentage investment in Stampville shall be 25%. If we arrange for the $5,000,000 payment from some other source, rather than provide the $5,000,000 ourself, our equity interest in Stampville shall be reduced by the amount required by the party providing the $5,000,000; provided, however, that our equity interest shall not be reduced below 27.5%, without a pro rata reduction in the ownership interest of all the other shareholders of Stampville other than us.



        In connection with our investment in Stampville, we and all of the other shareholders of Stampville entered into a shareholders agreement. This shareholders agreement, among other things, restricts the ability of the shareholders of Stampville to transfer their interests in Stampville, grants Stampville and each shareholder of Stampville a right of first refusal with respect to any potential sale of shares of Stampville, provides that each shareholder's interest in Stampville shall be subject to purchase by us and/or the shareholders of Stampville upon the occurrence of certain events, and grants to each shareholder a right of co-sale upon a proposed transfer of shares. In addition, we are entitled to appoint to the board of directors of Stampville such additional nominees selected by us so that at all times half of the members of the board of directors of Stampville shall consist of individuals nominated by us. Our nominees serving on the Stampville board of directors are Levi Mochkin and Mendel Mochkin. We are also entitled to designate an individual to serve as the chief operating officer, or such other position as the board of directors of Stampville may designate. We have designated Robert Petty as Stampville's Acting Chief Executive and Financial Officer. Our arrangement with Stampville provides that Mr. Petty shall work predominantly for Stampville out of Stampville's offices, but may retain a title with and serve in a concurrent position with us as Vice President -- Business Development. If we fail to make or arrange for the $5,000,000 payment or the $893,750 payment, our management rights shall be limited to designating one individual to the board of directors of Stampville. The approval of our designee shall be required for certain significant corporate




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transactions. Under any circumstances, our right to any preferential board and management representation will terminate by no later than June 18, 2002.

        ACQUISITION OF EQUITY INTEREST IN VIDEODOME

        Through our wholly-owned subsidiary, Bickhams Capital, Inc., as of March 24, 2000, we entered into a stock option agreement which allows us to acquire up to a 50.1% equity interest in VideoDome. The stock option agreement provides that we may exercise our interest in VideoDome in three steps:

        - As of April 10, 2000, we acquired 5% of the capital stock of VideoDome for a price of $150,000.

        - We can acquire an additional 5% of the capital stock of VideoDome for a price of $150,000 between June 1, 2000 and July 31, 2000.

        - We can acquire an additional 40.1% of the capital stock of VideoDome for an exercise price of $5,000,000 after the exercise of the second step and between August 1, 2000 and October 31, 2000.

        The option is structured as a purchase of series A preferred stock which is convertible into common stock and is senior to all other classes of VideoDome stock. The preferred stock has voting rights along with VideoDome's common stock, a liquidation preference of $2.12 per share which is equal to our average per share exercise price under the option agreement, includes anti-dilution protection and other protections. The option is also subject to a number of conditions, including the completion, to our satisfaction, of business, financial and other due diligence which we believe necessary and appropriate, and the preparation of audited financial statements for VideoDome. Consequently, we are not under any legal obligation under the option agreement to complete the second and final stages of the acquisition of VideoDome's capital stock.

COMPETITION

        I.T. TECHNOLOGY

        We are, and will continue for the indeterminate future to be, an insignificant participant in the Internet and e-commerce business. We expect to encounter intense competition from other entities having business objectives similar to ours with respect to the acquisition of additional targets. Many of these entities, including venture capital partnerships and corporations, blind pool companies, large industrial and financial institutions, small business investment companies, "incubators" and wealthy individuals, are well-established and have extensive experience in identifying and effecting acquisitions directly or through affiliates. Many of these competitors, such as the Internet Capital Group Inc., VerticalNet, Comcast Corporation and Safeguard Scientifics, Inc., possess far greater financial, technical, human and other resources than we do, and there can be no assurance that we will have the ability to compete successfully. Our financial resources will be limited in comparison to those of many of our competitors. This inherent competitive limitation may compel us to select certain less attractive prospects. There can be no assurance that such prospects will permit us to achieve our stated business objectives.

        STAMPVILLE

        All aspects of the Internet market are new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are low, and current and new competitors can easily launch new Web sites, e-commerce concerns, portals and other competitive alternatives at a relatively low cost using commercially available software. Stampville's present competitors include companies that have equal access to expertise in computer and Internet technology such as "Stampfinder.com" and other online stamp collecting and gift art Internet sites, as well as Internet directories, search engine providers, shareware archives, content sites and entities that attempt to establish online communities. Stampville also will compete with a number of other traditional companies, such as stamp, gift and hobby shops. Other major companies have the financial and technical ability to compete aggressively in the stamp collecting market on the Internet. Many, if not all, of these companies have longer operating histories, larger customer bases, greater brand name recognition in other businesses and Internet markets and significantly greater financial, marketing, technical and other resources than we or Stampville have. Competitive pressures created by any one of these companies, or by Stampville's competitors collectively, could have a material adverse effect on Stampville's and our business, results of operations and financial condition, and we can give no assurance that either we or Stampville will be able to compete successfully against current and future competitors.

        In addition, other major nationally-known companies have the capability to include stamp-collecting content on their existing well known Web sites, to market stamp-collecting Web sites through strong distribution channels and to package their stamp-collecting Web site with other popular Web sites. To the extent that a significant online market develops for stamp collecting, we anticipate that both traditional companies and Internet companies will develop competitive Web sites. All such companies would likely be better known than Stampville, and would have significantly greater resources. In addition, competitive services in the stamp collecting marketplace may be under development by major Internet companies of which we are unaware.

        We believe that the market for consumers made available through the Internet is growing due to an increasing use of the Internet as a venue for sale and purchase of, among other things, consumer goods. Stampville's products would clearly fall under the consumer goods category. Stampville believes that its business strategy sets it apart from most Internet companies which target consumer users. Stampville also believes that the ease of use, speed, reliability and scalability of its Web site will attract users worldwide.

        VIDEODOME

        Like other internet-related businesses, VideoDome faces competition from a variety of sources, ranging from small companies like VideoDome to large, well-established companies. Because the barriers to entry are low and potential competitors can establish competing businesses at relatively low cost, VideoDome expects to face strong competition, both from individuals and entities comparable in size to VideoDome as well as large, well-established and well-funded competitors. Because of the size of the potential market which VideoDome hopes to serve, VideoDome expects that as it becomes a more visible and important provider, it will face additional competition.

INTELLECTUAL PROPERTY

        All of our and Stampville's software was acquired from third parties. Neither we nor Stampville have registered copyrights on any software. We rely upon confidentiality agreements signed by our employees. Stampville applied on August 13, 1999 with the United States Patent & Trademark Office for registration of "Stampville.Com" and three designs, combined with words, letters and/or numbers as trade and service marks. Stampville has received preliminary comments from the United States Patent and Trademark Office regarding the application and is in the process of responding to those comments. VideoDome has indicated that it intends to file several patent claims addressing, among other things, scalable video conversion processes, dynamic directories, cataloging & administration.

ENVIRONMENTAL MATTERS

        We believe we are in material compliance with all relevant federal, state, and local environmental regulations and do not expect to incur any significant costs to maintain compliance with such regulations in the foreseeable future.

EMPLOYEES AND LABOR RELATIONS


        As of March 31, 2000, we employed one full-time employee, and one consultant through our offices located in New York. As of the same date, through our Australian subsidiary, I.T. Technology Pty. Ltd., we employed one full-time employee, who is an officer and two part time employees. As of the same date, Stampville employed 21 full-time employees, including consultants working for Stampville, also including four executive officers, one part-time employee and one temporary employee. In addition,

Stampville has entered into a one-year consulting agreement with Petty Consulting, Inc. for the services of Robert Petty as Acting Chief Executive and Financial Officer and initially for the services of Jennifer Christopher as Vice President -- Human Resources. None of our nor Stampville's employees are represented by a labor union, and we believe that relations with our and Stampville's employees are good. As of March 31, 2000, VideoDome had two full-time employees, one part-time employee and five independent contractors. VideoDome believes its employee relations are good. If we raise at least $10,000,000 in the offering, we intend to hire additional executives on a full time basis.

PROPERTIES


        We have entered into an agreement to purchase our executive offices, located at 34-36 Punt Road, Windsor 3181, Melbourne, Victoria, Australia, through our wholly-owned subsidiary, I.T. Technology Pty. Ltd. The office consists of a newly-built stand-alone office and showroom with on-site parking and approximately 540 square meters of office and showroom space. The purchase price of these premises was approximately $595,000, of which $132,000 was paid in cash and the remainder was financed through a loan payable in Australian dollars with the seller secured by the property, bearing interest at the rate of 7.25% per annum, with interest only payments due monthly and a single balloon payment of $429,185 as of March 31, 2000, is due on July 9, 2001. Pursuant to the terms of the purchase agreement the owner will register the title to the property in I.T. Technology Pty. Ltd. upon payment in full of the balance due on the loan. If we raise $22,500,000 through the sale of all of the shares offered in this offering, we will pay off this loan. Stampville's offices and our New York office are located at 456 Fifth Avenue, Suite 200, Brooklyn, N.Y. 11215. The telephone and facsimile numbers for our New York office are (718) 499-2138 and (718) 499-2168, respectively. The telephone and facsimile numbers for Stampville are (718) 369-8881 and (718) 369-6270, respectively.


LEGAL PROCEEDINGS

        From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. At this time, we are not party to any legal proceeding.

RESEARCH AND DEVELOPMENT

        STAMPVILLE - CURRENT DEVELOPMENT STATUS


        As of May 15, 2000, Stampville has launched six separate "micro" Web sites, www.beegeesstamps.com, www.sheldonstamps.com., www.elvisstamps.com, www.rockystamps.com, www.titanicstamps.com and www.monroestamps.com. Each of the sites allow a user to view and purchase stamp-related products which relate to the subject matter of the Web site.



        Stampville is currently finalizing the development of its core Web site and additional "micro" Web sites. Stampville plans the following key components to the core Web site:


        - a display of 10,000 stamps available for sale, together with detailed descriptions of each stamp;

        - a news and events section displaying current information, news and stories relating to stamps and philatelic-related matters;

        - a specialty page displaying new issues of stamps released globally by country postal services; and

        - a calendar of events which will publicize events of interest to stamp collectors.

In addition, Stampville is considering the following enhancements for future versions of its core Web site:

        -       an auction room;

        - increasing the number of images and adding to the descriptions displayed on the site;

        -       classified advertisements; and

        - additional "micro" sites dedicated to specific topics, themes and stamp issues.

GOVERNMENTAL MATTERS

        Except for usual and customary business and tax licenses and permits, and the licenses and permits described elsewhere herein, no governmental approval is required for our principal products/services, nor do we know of any existing or probable governmental regulations affecting our activities.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

        Our board of directors consists of six directors, and Stampville's board of directors consists of four directors, all of whom are elected for one-year terms at each annual meeting of stockholders. The executive officers are elected annually by the board of directors. However, they may be removed from office at any time by our board of directors.

        I.T. TECHNOLOGY, INC.

        On October 26, 1999, in connection with Instanz's purchase of 3,700,000 shares of the company's common stock, the board of directors of the company increased its size from 5 to 6 and added Helen Abeles, an affiliate of Instanz, to the board. At the same time it passed resolutions stating that the principal business objectives of the company were to engage in the business of e-commerce and on the Internet directly or through investment in other entities satisfying these criteria and required a unanimous vote of all the directors to change these business objectives, invest in other types of businesses or increase the number of directors. The board also passed a resolution requiring the affirmative vote of no less than 5 directors to authorize any investment by the company in furtherance of these principal business objectives.


        The following table sets forth, as of May 31, 2000, the name, age and position of each of our executive officers and directors. The background of each of the individuals identified in the table is described following the table.



                       NAME                 AGE                               POSITION
                       ----                 ---                               --------
        Levi Mochkin.................       38        Chairman of the Board, Chief Executive Officer and Director

        Henry Herzog.................       58        President and Director

        Farrel Meltzer...............       35        Director

        Jonathan Herzog..............       28        Secretary, Chief Financial Officer and Director

        Anthony Davis................       40        Director

        Helen Abeles.................       45        Director

        Robert Petty.................       35        Vice President -- Business Development of the company and
                                                       Acting Chief Executive and Financial Officer of Stampville

        HENRY HERZOG

        Mr. Henry Herzog headed up a restructuring and reorganization of Bayou International, a publicly listed company, and served as President and Chief Executive Officer of that company from May 1986 to March 1988. From March 1988 through June 1999, he served as Vice President of Bayou International, now Baynet Ltd. He has over thirty-five years of business experience. He was responsible for the reorganization of the Kingsway Group, which became known as Australia Wide Industries Ltd. From 1983 to 1988, Mr. Herzog served as a director of Australia Wide, which has recently been renamed Autogen Limited, a company listed on the Australian Stock Exchange under the symbol "AGT," and also served as a director of numerous other publicly listed companies during this period. Over the past five years he has been employed as a consultant by Sujol Nominees Pty. Ltd., which is involved in hotel management, consulting and investment. Mr. Henry Herzog is the father of Jonathan Herzog and father-in-law of Levi Mochkin.

        FARREL A. MELTZER

        From 1997 to the present, Mr. Farrel Meltzer has been and is a Senior Executive with the ANZ Banking Group. ANZ is one of Australia's four major banks with assets in excess of approximately U.S. $90 billion. Mr. Meltzer is currently the head of its private banking operations throughout Australia. ANZ Private Bank is Australia's leading private bank. Prior to joining ANZ, from 1996 to 1997, Mr. Meltzer served as acting Chief Executive Officer of Atcor S.A., a South African education and training group, which is now a member of the publicly listed Acumen Holdings Group on the Johannesburg Stock Exchange.

        Between 1994 and 1996, Mr. Meltzer was an Assistant General Manager of the Mercantile Lisbon Banking Group in South Africa, prior to which he spent a number of years in Audit, Tax & Corporate Advisory positions with Grant Thornton and Pannell Kerr Forster in Johannesburg, South Africa.

        Mr. Meltzer is a chartered accountant. He has a Bachelor of Commerce and a Bachelor of Accounting, cum laude, from the University of the Witwaterstand, Johannesburg, and a Diploma in Advanced Banking, cum laude, from Rand Afrikaans University, Johannesburg.

        Mr. Meltzer was one of a team of five individuals who established one of South Africa's first private university campuses, where he was Finance Director and Dean of the Faculty of Commerce. This is now part of the publicly listed EDUCOR Group. In December 1998, Mr. Meltzer was selected by the Business Review Weekly as one of Australia's future business leaders.

        LEVI MOCHKIN

        Mr. Levi Mochkin is known in both the Australian stock brokerage industry and in the wider business community. Mr. Mochkin has thirteen years of business experience. For over ten years, Mr. Mochkin has been an executive director and key leader of the Ledger Holdings Pty. Ltd. Group, located in Melbourne, Australia. During this period, the Ledger Holdings Pty. Ltd. Group has been engaged in equity and capital market activities, including many highly complex corporate transactions and fund raisings. From 1995 to 1999, Ledger was contracted with Bell Securities Limited and was instrumental in the development of Bell's stock brokerage business. In late 1997, Bell, through Mr. Mochkin and his Ledger Group, acted on behalf of one of Australia's largest gold mining companies, Great Central Mines Limited, and carried out two simultaneous on-market takeover bids on the Australian Stock Exchange, worth a combined total value of $330 million in Australian dollars. As of December 1999, Mr. Mochkin has joined Barton Capital Securities as a securities dealer. Mr. Levi Mochkin is the son-in-law of Mr. Henry Herzog, the brother-in-law of Jonathan Herzog and the brother of Mr. Mendel Mochkin, who has been engaged by us to provide certain services relating to our operations.

        JONATHAN HERZOG

        Mr. Jonathan Herzog is a founding director of the Company and has served as our Chief Financial Officer since February 1999. Between 1995 and 1999, Mr. Herzog was a securities dealer and consultant with the Ledger Holdings Group at Bell Securities Limited, a member of the Australian Stock Exchange.

He has been actively involved in the Australian financial markets for over ten years. He attended the Rothberg School at Hebrew University in Jerusalem in 1991. Mr. Herzog is a Fellow of the Australian Institute of Company Directors since 1993, and holds a Bachelor of Economics Degree from Monash University in Melbourne, Australia. Mr. Jonathan Herzog is the son of Henry Herzog and the brother-in-law of Levi Mochkin.

        ANTHONY L. DAVIS

        Mr. Anthony Davis has occupied senior roles in institutional equity sales for nearly 15 years, covering all major international financial centers. Mr. Davis is one of the largest shareholders and was a significant seed capitalist in Neighborhood Cable Limited, a start-up company providing a broadband network in regional Australia, which recently listed on the Australian Stock Exchange under the symbol "NCA." Since February 1998, he has been an institutional dealer with Burdett, Buckeridge and Young in Melbourne, Australia and prior to this, he occupied a similar position at ABN AMRO. From 1985 to 1989, Mr. Davis served as a director of Institutional Equity Sales at McIntosh Securities both in London and Australia. From 1989 through September 1996, he was a director of Prudential Bache Securities in Australia and was the Global Manager of Australian equity sales, managing the institutional desks of Melbourne, Sydney, London, New York and Paris. During this time he also served as a member of Prudential's Executive Management Committee. Between September 1996 and 1997, Mr. Davis was the joint head of Prudential's Equity Capital Markets Division in Melbourne. Mr. Davis holds a Bachelor of Commerce Degree from the University of Canterbury, New Zealand and a Graduate Diploma in Applied Finance from the Securities Institute of Australia.

        HELEN ABELES

        For more than five years, Ms. Abeles has been a private investor. She is currently a major shareholder in JGL Investments Pty., one of Australia's largest private companies. She actively participates in the management of a number of subsidiary companies of JGL Investments Pty. Ms. Abeles is a director, major shareholder and board member in a number of other private companies, which include Seek Communications Ltd. and the Lounge.com.au Pty. Ltd. She invests in both domestic and offshore equity markets. She also provides venture capital funding for small to medium size enterprises. Ms. Abeles holds a Bachelor of Science Degree from Melbourne University, Australia.

        ROBERT PETTY

        Robert Petty has an extensive background in management and operations across the manufacturing, retail, and Internet e-commerce industries. Since October 1999, he has been engaged by us and our subsidiaries as a consultant in various capacities. He has served as our Vice President -- Business Development since January 2000, and has been the Acting Chief Executive and Chief Financial Officer of Stampville since January 2000. Prior to consulting for us, Mr. Petty, from December 1997 to March 1999, was engaged in a number of capacities by Telstra Corp., one of the world's largest telecommunications companies, where he was the senior Business Development Manager responsible for the company's electronic business solution products as well as the Manager of Electronic Business Services on a global scale, responsible for marketing and strategizing Telstra Corp.'s global product roll out of e-commerce products. In the role of Manager of Electronic Business Services, Mr. Petty worked with some of the world's leading technology and Internet e-commerce companies, such as IBM, Hewlett Packard, Intelilsys, Web Methods, Motorola and many others. Previously, from 1995 through 1998, Mr. Petty was employed with Brashs Pty. Ltd., a large Australian consumer electronics and music retailer, in a number of capacities, most recently as the national Product Merchandiser, responsible for product selection and purchasing, marketing, merchandising, budgeting and general business planning for the departments of computers, home office and mobile phone departments nationally.

        Mr. Petty holds a CBS in Accounting from Swinburne University of Technology.

        BOARD COMMITTEES

        Our board of directors met or acted through unanimous written consent 13 times during fiscal 1999. All members attended at least 75% of the board of director meetings during 1999. On the effective date of this offering, the board of directors will have a compensation committee and an audit committee. The audit committee will consist of two members, Anthony Davis and Farrel Meltzer. The compensation committee will consist of three members, Anthony Davis, Farrel Meltzer and Levi Mochkin, our chief executive officer, who shall serve in an ex officio capacity. Since both committees will be established during our fiscal year ended December 31, 2000, they did not meet in our fiscal year ended December 31, 1999.

        STAMPVILLE


        The following table sets forth, as of May 15, 2000, the name, age and position within Stampville of each of its executive officers and directors. The background of each of the individuals identified in the table is described following the table.



                  NAME                             AGE                            POSITION
                  ----                             ---                            --------
Jonathan Y. Malamud.........................       26         Director, President and Vice President of Marketing

David Eli Popack............................       24         Director and Director of Dealer Relations

Levi Mochkin................................       38         Director and Chairman of the Board

Mendel Mochkin..............................       26         Director

Robert Petty................................       35         Acting Chief Executive and Financial Officer

Jennifer Christopher........................       29         Vice President of Human Resources

        JONATHAN MALAMUD

        Mr. Malamud is the founder of Stampville and has served as its President since June 1999. Since December 1999 he has also served as Stampville's Vice President of Marketing. Previously, from July 1998 to April 1999, he was Manager of the Telemarketing Division of Sports Stamps Collectible Association located in New York, New York. From May 1995 to February 1998, he was Philatellic Show and Exhibit Coordinator for IGPC. Prior to joining IGPC, he served as Campaign Manager for a mayoral candidate of the City of Beverly Hills, California. Mr. Malamud also worked briefly in 1998 as a securities trader for Precision Edge Securities Company located in New York, New York. Mr. Jonathan Malamud is the son of Sam Malamud, the President and a major shareholder of IGPC and the brother-in-law of David Eli Popack.

        DAVID ELI POPACK

        Mr. Popack has served as director, Secretary and Director of Dealer Relations at Stampville since June 1999. Prior to co-founding Stampville in June 1999, Mr. Popack was the personal assistant to the President of Inter-Continental Trade and Finance Corporation, Toronto, Canada from September 1997 to May 1998. Previously, he studied Philosophy and Judaic Law at Rabbinical College in Sydney Australia and completed his Rabbinical studies receiving a Masters and Rabbinical ordination at the Rabbinical College of Canada in September 1997. Mr. Popack also served in the summer Peace Corps in Shanghai, China in 1996. Mr. Popack is the son-in-law of Sam Malamud the President and a major shareholder of IGPC and the brother-in-law of Jonathan Y. Malamud.

        MENDEL MOCHKIN

        Since June 1999, Mr. Mochkin has served in various capacities at Stampville, such as the Director of Marketing Sales. Presently, he serves as manager of Internet development in our New York offices. Mr. Mochkin was instrumental in the establishment of and the development of the business relationship between us and Stampville. From August 1998 through April 1999, Mr. Mochkin was a Sales Manager for D&M Furnitures Distributors Inc. In February 2000, Mr. Mochkin was appointed a director of Stampville. Mr. Mochkin is also the brother of Levi Mochkin. Prior to 1998, Mr. Mochkin was a student.

        ROBERT PETTY

        Robert Petty has an extensive background in management and operations across the manufacturing, retail, and Internet e-commerce industries. Since October 1999, he has been engaged by us and our subsidiaries as a consultant in various capacities. He has served as our Vice President -- Business Development since January 2000, and has been the Acting Chief Executive and Chief Financial Officer of Stampville since January 2000. Prior to consulting for us, Mr. Petty, from December 1997 to March 1999, was engaged in a number of capacities by Telstra Corp., one of the world's largest telecommunications companies, where he was the senior Business Development Manager responsible for the company's electronic business solution products as well as the Manager of Electronic Business Services on a global scale, responsible for marketing and strategizing Telstra Corp.'s global product roll out of e-commerce products. In the role of Manager of Electronic Business Services, Mr. Petty worked with some of the world's leading technology and Internet e-commerce companies, such as IBM, Hewlett Packard, Intelilsys, Web Methods, Motorola and many others. Previously, from 1995 through 1998, Mr. Petty was employed with Brashs Pty. Ltd., a large Australian consumer electronics and music retailer, in a number of capacities, most recently as the national Product Merchandiser, responsible for product selection and purchasing, marketing, merchandising, budgeting and general business planning for the departments of computers, home office and mobile phone departments nationally.

        Mr. Petty holds a CBS in Accounting from Swinburne University of Technology.

        JENNIFER CHRISTOPHER

        Ms. Christopher joined Stampville as Vice President -- Human Resources in January 2000. Previously, from March 1999 to January 2000, she was an Executive Recruiter at Olsten Corporation, a New York based executive search firm. Ms. Christopher was an Account Executive at Schenker International, Italian Division, from June 1997 to August 1998, where she managed all ocean and air traffic from Italy to the United States. From August 1998 to March 1999, she was an Account Executive at Volt Services Group, a division of Volt Information Services where she was responsible for generating new clients for their temporary staffing division. Previously, from 1995 to 1997, Ms. Christopher was Business Manager at Chanel, Inc., Cosmetic Division. She was also Sales Manager at Limited, Inc. where she trained and developed over 100 employees and managed over $10 million in sales from 1993 to 1995.

COMPENSATION OF DIRECTORS AND OFFICERS


        Effective as of December 6, 1999, we agreed to pay Jonathan Herzog, our Chief Financial Officer and Secretary, an annual salary of $80,000 retroactive to November 1, 1999, and also agreed to pay to Robert Petty's consulting company, Petty Consulting, Inc., $12,000 per annum for the services of Robert Petty as our Vice President -- Business Development. In addition, Mr. Petty was granted options to purchase up to 1,450,000 shares of our common stock. 950,000 of Mr. Petty's options will become exercisable at $1.00 per share, and the remaining 500,000 options will be exercisable at $2.00 per share. Portions of Mr. Petty's options vest and become exercisable upon our reaching certain levels of market capitalization or the occurrence of certain other events. Except as set forth above, we have not made any payments to our officers or directors, other than reimbursing an aggregate of approximately $65,000 of loans from an affiliate of Levi Mochkin and business expenses primarily incurred after September 30, 1999, which have not exceeded $100,000. Further, as of the effective date of this offering, we have agreed to pay Levi Mochkin, our Chief Executive Officer, an amount of $35,000 for past services rendered, subject to the Company raising at least the minimum offering pursuant to this prospectus. Our board and Henry Herzog, our President, have agreed that Mr. Herzog should relocate to New York for up to twelve months. Accordingly, Mr. Herzog relocated to New York on a temporary basis in May 2000. We intend providing Mr. Herzog with a compensation package (including salary and a housing allowance) of approximately $150,000 per year and reimbursing Mr. Herzog's travel expenses equivalent to the value of four round trip business class tickets to

New York. We may, subject to our financial condition and resources, compensate our other senior officers or directors.

        During the period ended December 31, 1999, other than as stated above, none of our other executive officers or directors received a salary.

        Stampville has entered into a one year consulting agreement with Petty Consulting Inc. for the services of Robert Petty as Acting Chief Executive and Financial Officer and initially for the services of Jennifer Christopher as Vice President --Human Resources. The consulting agreement provides for the payment of an aggregate amount of approximately $14,000 per month by Stampville to Petty Consulting, Inc. for the services of Mr. Petty and Ms. Christopher. Under the consulting agreement, Stampville has agreed to reimburse Mr. Petty for certain relocation and legal expenses in connection with his move from Australia to New York. These expenses are currently estimated to be approximately $30,000. Stampville has employed Jonathan Y. Malamud, a director and Vice President -- Marketing, at an annual salary of $38,000. Mr. Malamud is also the beneficial owner of 33.26% of Stampville's common stock. Stampville has employed David Eli Popack, a director of Stampville and its Director of Dealer Relations, at an annual salary of $38,000. Mr. Popack is also the beneficial owner of 16.64% of Stampville's common stock.

        Mendel Mochkin, who was previously employed by Stampville at an annual salary of approximately $31,200.00, is currently on the board of directors of Stampville and is employed by us under the same terms of his previous employment arrangement with Stampville.

CERTAIN TRANSACTIONS

        On October 26, 1999, we raised $2,500,000 in a private placement through the sale of 2,500,000 shares of our common stock to Instanz Nominees Pty. Ltd. At the same time, Instanz Nominees Pty. Ltd. acquired an additional 1,200,000 shares of common stock from Ledger Technologies Pty. Ltd. for an aggregate amount of $12,000. Helen Abeles, who was subsequently named to our board of directors, is an affiliate of Instanz Nominees Pty. Ltd. In connection with its purchase of shares of our common stock, we agreed to allow Instanz Nominees Pty. Ltd. to offer to sell 500,000 shares in this offering, provided that such shares are offered and sold only after we have received proceeds of $5,000,000. In addition, to the extent that Instanz Nominees Pty. Ltd. is unable to receive a total of $2,500,000 from the sale of shares in this offering, we agreed to grant it registration rights to sell a sufficient amount of additional shares to make up the difference. If applicable, the registration period shall commence 120 days after the effective date of this registration statement and will expire on the first to occur of three years from the effective date or the date when Instanz Nominees Pty. Ltd. is able to otherwise sell such amount of shares under Rule 144 promulgated under the Securities Act. Until such registration right period terminates, Instanz Nominees Pty. Ltd. and all of the other 10% or greater holders of our common stock and our directors have agreed not to sell any of their shares without the consent of the other 10% holders and directors.


        As of June 6, 2000, Ledger Technologies Pty. Ltd. committed to loan us up to $500,000 to fund our working capital needs, including potential quarterly payments in Stampville. As of June 6, 2000, Ledger Technologies lent us $200,000, $50,000 of which will be used to fund our working capital needs and $150,000 of which was remitted to Stampville on June 14, 2000. It is anticipated that the balance of the Ledger Technologies loan will be drawn by us by the end of July, 2000 if we do not raise the Minimum Subscription pursuant to this offering by then, or alternatively, we do not receive adequate funding from a different source. The loan will bear interest at the rate of ten percent (10%) per year and the amount is due in equivalent Australian dollars. Ledger Technologies is one of our stockholders. Lisa Mochkin, a director of Ledger Technologies is the wife of Levi Mochkin, our Chief Executive Officer and director.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Not Applicable.

OPTION GRANTS IN LAST FISCAL YEAR

        The company was formed in 1999 and consequently we did not grant any options prior to our most recently concluded fiscal year. The following table sets forth certain information with respect to stock options granted to each of the named executive officers in the fiscal year ended December 31, 1999. The figures representing percentages of total options granted to employees in the last fiscal year are based on an aggregate of 1,600,000 options granted during the fiscal year ended December 31, 1999, to our employees, including the named executive officers.

        Also shown below is the potential realizable value over the term of the option. In accordance with the rules of the SEC, we have based our calculation of the potential realizable value on the term of the option at its time of grant, and we have assumed that:

        - the value of our stock at the assumed initial public offering price appreciates at the indicated annual rate compounded annually for the entire term of the option; and

        - the option is exercised and sold on the last day of its term for the appreciated stock price.

        These amounts are based on 5% and 10% assumed rates of appreciation, as established by the SEC and are not intended to forecast future appreciation, if any, of our common stock. Actual gains, if any, on stock option exercises will be dependent on the future performance of the common stock.

        Pursuant to the stock purchase agreement, as amended, between us and Stampville, Jonathan Y. Malamud was granted 1,600,000 options to purchase shares of our common stock, as indicated on the table below. These options shall only become exercisable upon the occurrence of both of:

        -       December 8, 2001; and

        - our raising at least $10,000,000 in this offering or investing an additional $5,000,000 in Stampville above the initial investment of an aggregate of $500,000.

        The options will be exercisable in increments of 20% per annum commencing two years after they initially become exercisable. Mr. Malamud's options will have a five year term commencing on the date the initial installment becomes exercisable.


                                                                                                  APPRECIATED      APPRECIATED
    OPTIONEE                         DATE OF GRANT      NUMBER OF SHARES      EXERCISE PRICE      VALUE AT 5%      VALUE AT 10%
    --------                         -------------      ----------------      --------------      -----------      ------------
Jonathan Y. Malamud ...........         12/8/99            1,600,000           $      1.25        $ 8,210,252      $10,884,080


EMPLOYMENT AGREEMENTS

        CONSULTING AGREEMENT WITH MENDEL MOCHKIN

        We have entered into a consulting agreement dated as of June 18, 1999, amended as of February 24, 2000, with Mendel Mochkin, pursuant to which we have agreed to compensate Mendel Mochkin with shares of our common stock, in part subject to the completion of all stages of our investment in Stampville. Upon execution of his consulting agreement, we issued 150,000 shares of our common stock to Mendel Mochkin and we have agreed to issue up to an additional 350,000 shares if we raise at least $10 million in this offering or invest in or arrange for additional financing in Stampville in an amount such that we retain no less than 25% of the equity of Stampville. Pursuant to Mr. Mochkin's consulting agreement, as amended, so long as Mr. Mochkin remains an employee or consultant to us or Stampville and we continue to own at least ten (10%) of Stampville's outstanding common stock, Mr. Mochkin is entitled to additional distributions from us equal to 1% of distributions or payments to Stampville's shareholders by way of cash or property distributions, other than by way of stock splits, stock dividends or similar distributions, or in the event of the sale or other disposition of the Stampville stock as a result of certain business combinations or transactions by its shareholders. These bonus payments to Mr. Mochkin shall be of the same kind and shall occur at the same time as the distributions to Stampville shareholders and shall be subject to adjustment to reflect certain prior distribution to Stampville's shareholders.

        Mendel Mochkin is the brother of Levi Mochkin, a director and our Chief Executive Officer.

        CONSULTING AGREEMENT WITH PETTY CONSULTING, INC. FOR THE SERVICES OF ROBERT PETTY

        On January 17, 2000, we entered into a one-year consulting agreement with Petty Consulting, Inc., pursuant to which Robert Petty agreed to provide consulting services with annual compensation payable to his consulting corporation in the amount of $12,000, to be paid in accordance with our general compensation practices.

        Robert Petty was granted options to purchase up to a total of 1,450,000 shares of our common stock as of the date of the execution of the consulting agreement. These options vest upon the occurrence of the following events; provided, however, that none of Mr. Petty's options may vest after the termination of Mr. Petty's employment or consulting arrangement with us:

        - 250,000 of Mr. Petty's options shall vest upon our reaching a market capitalization of $150,000,000 for thirty consecutive business days within three years of the date of grant;

        - 350,000 of Mr. Petty's options shall vest upon our reaching a market capitalization of $300,000,000 for sixty consecutive business days within three years of the date of grant;

        - 175,000 of Mr. Petty's options shall vest upon the successful sale of equity securities of one of our subsidiaries (other than Stampville) in an initial public offering through the means of a registration statement which has been declared effective by the SEC within three years of the date of grant, or the sale of all or any portion of the shares or assets of such subsidiary for no less than $50,000,000;

        - 175,000 of Mr. Petty's options shall vest upon the successful sale of equity securities of Stampville in an initial public offering through the means of a registration statement which has been declared effective by the SEC within three years of the date of grant; and

        - 500,000 of Mr. Petty's options shall vest upon our reaching a market capitalization of $700,000,000 for sixty consecutive business days within three years of the date of grant.


        The term of Mr. Petty's options is the lesser of (i) two years from the date the options vest, (ii) five years from the date of grant, or (iii) 30 days after the termination of Mr. Petty's employment or consulting arrangement with us. The options described in the first four items listed above each have an exercise price of $1.00 per option share. The options described in the last item above have an exercise price of $2.00 per option share.


2000 STOCK OPTION PLAN

        Our board of directors has authorized the issuance of up to 1,650,000 shares of common stock in connection with the grant of options pursuant to our 2000 stock option plan. The 2000 stock option plan shall become effective on the effective date of the registration statement with respect to this offering. Options may be granted under the stock option plan to officers, directors, employees and consultants of ours and our subsidiaries. To date we have not granted any options under the 2000 stock option plan.

1999 PRIVATE PLACEMENTS

        On October 26, 1999, we consummated the sale, in a private placement, of 2,500,000 shares of our common stock for $1.00 per share to Instanz Nominees Pty. Ltd., for which we received proceeds of $2,500,000. A portion of the proceeds from this sale was used to complete a portion of our investment in Stampville.

                             PRINCIPAL STOCKHOLDERS


        The following table sets forth information with respect to the beneficial ownership of our common stock as of May 31, 2000, and as adjusted to reflect the sale of the shares of common stock offered under this prospectus, by the following:


        - each person who we know owns beneficially more than 5% of our common stock;

        -       each of our directors individually;

        -       each of our executive officers individually; and

        -       all of our executive officers and directors as a group.


        Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock. Shares of common stock that an individual or group has the right to acquire within 60 days of June 26, 2000 pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but are not deemed outstanding for the purpose of calculating the percentage owned by any other person listed.


BENEFICIAL OWNERSHIP OF COMMON STOCK


                                                        ASSUMES MINIMUM                    ASSUMES MAXIMUM
                                                          SUBSCRIPTION                       SUBSCRIPTION
                                                   ---------------------------        --------------------------
                                                   NUMBER OF        PERCENTAGE        NUMBER OF       PERCENTAGE
                                                   SHARES(1)         OF CLASS         SHARES(1)        OF CLASS
                                                   ---------        ----------        ---------       ----------
Ledger Technologies Pty. Ltd.(2)
Levi Mochkin(2) .............................      6,300,000          36.00%          6,300,000          29.51%

Instanz Nominees Pty. Ltd(3)
Helen Abeles(3) .............................      3,700,000          21.14%           3,200,00          14.99%

Riccalo Pty. Ltd.(4)
Henry Herzog(4) .............................      2,000,000          11.43%          2,000,000           9.37%

Eurolink International Pty. Ltd.(5)
Jonathan Herzog(5) ..........................      2,000,000          11.43%          2,000,000           9.37%

AtcorAus. Pty. Ltd.(6)
Farrel Meltzer(6) ...........................        750,000           4.29%            750,000           3.51%

Tilbia Nominees Pty. Ltd.(7)
Anthony Davis(7) ............................      1,600,000           9.14%          1,600,000           7.49%

All Directors and Officers as a
Group (6 Persons) ...........................     16,350,000          93.43%         15,850,000          74.24%



(1) Pursuant to the rules promulgated by the SEC, all shares underlying options which were exercisable on June 26, 2000 or which become exercisable within 60 days, held by a described person are deemed to be "beneficially" owned. The SEC rules further require that every person who has or shares the power to vote or to dispose of shares of common stock are deemed to be the "beneficial" owner of all of the shares of common stock over which any such sole or shared power exists.


(2) Lisa Mochkin, spouse of Levi Mochkin, a director and our Chief Executive Officer, is a director of Ledger Technologies Pty. Ltd. Levi Mochkin is an affiliate of Ledger Technologies Pty. Ltd. and may be deemed to be a beneficial owner of the shares held by Ledger Technologies Pty. Ltd. Lisa Mochkin is the daughter of Henry Herzog and the sister of Jonathan Herzog.

(3) Helen Abeles, a director, is an affiliate of Instanz Nominees Pty. Ltd. Ms. Abeles exercises shared investment and voting power over these shares and may be deemed to be a beneficial owner thereof.

(4) Henry Herzog, a director and our President and father of Jonathan Herzog and father-in-law of Levi Mochkin, is a director of Riccalo Pty. Ltd. Mr. Herzog exercises shared investment and voting power over these shares and may be deemed to be a beneficial owner thereof.

(5) Jonathan Herzog, a director and our Secretary and Chief Financial Officer and son of Henry Herzog, is a director of Eurolink International Pty. Ltd. Mr. Herzog exercises shared investment and voting power over these shares and may be deemed to be a beneficial owner thereof.

(6) Wendy Meltzer, spouse of Farrel Meltzer, a director, is a director of Atcor Aus. Pty. Ltd. Mr. Meltzer is an affiliate of Atcor Aus. Pty. Ltd. and may be deemed to be a beneficial owner of the shares held by Atcor Aus. Pty. Ltd.

(7) Tilbia Nominees Pty. Ltd. holds shares of common stock for Anthony Davis and his affiliates. Mr. Davis exercises shared investment and voting power over these shares and may be deemed to be the beneficial owner thereof.

(8)     Does not include 1,450,000 shares subject to options granted to Robert
        Petty.

        The preceding table of beneficial ownership also does not include options to purchase 1,600,000 shares of our common stock which have been granted to Jonathan Y. Malamud. These shares will only become exercisable only after December 8, 2001 and only if we make the additional payment of $5,000,000 to Stampville above the initial aggregate $500,000 investment in Stampville, or raise at least $10,000,000 in this offering, and then only in increments of 20% per annum.

                          DESCRIPTION OF CAPITAL STOCK

I.T. TECHNOLOGY

        GENERAL

        Our certificate of incorporation authorizes our board of directors to issue up to one hundred million (100,000,000) shares of common stock and twenty-five million (25,000,000) shares of preferred stock. The board of directors has the authority to divide the preferred stock into one or more series and has broad authority to determine the relative rights and preferences of the shares within each series, including voting rights. Prior to this offering, the board of directors has authorized the issuance of up to 16,500,000 shares of common stock. The board of directors has also authorized the issuance of the following number of shares of common stock:

        - up to 350,000 shares of common stock to Mendel Mochkin, which is contingent on the company raising at least $10,000,000 in this offering or investing an additional $1,000,000 in Stampville in order to retain no less than 25% of the outstanding shares of common stock;

        -       up to 1,600,000 shares relating to options granted to Jonathan
                Y. Malamud;

        - up to 1,450,000 shares relating to options granted to Petty Consulting Inc.;

        -       up to 4,500,000 shares pursuant to this offering; and

        -       up to 1,650,000 shares pursuant to the 2000 stock option plan;
                and

        - 750,000 shares of common stock in connection with the exercise of warrants which may be issued to underwriters and dealers in connection with this offering.

        No other shares of common stock will be issued prior to the issuance of the common stock in connection with this offering.

        DIVIDENDS

        Holders of common stock will be entitled to receive, when, as and if declared by the board of directors out of legally available funds, cash dividends. The common stock will not have priority as to dividends over any other series or class of our stock that ranks senior as to dividends to the common stock.

        VOTING RIGHTS

        Holders of common stock shall have the right to one vote per share upon all matters presented for the vote of holders of the common stock.

STAMPVILLE

        As of the date of this prospectus, the capitalization of Stampville consists of 100,000 common shares, each with a par value of $0.01. 50,100 common shares are held by us, 16,634 shares are beneficially held by David Eli Popack and 33,266 shares are beneficially held by Jonathan Y. Malamud. Our interest in Stampville is subject to reduction if we do not complete our planned investment in Stampville.

ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

        SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

        Upon the closing of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to specific exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

        - the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained that status;

        - upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

        - on or subsequent to the date, the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

        "Business combinations" include mergers, acquisitions, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. The restrictions in this statute could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts with respect to us and, therefore, may discourage attempts to acquire us.

        In addition, various provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

        CUMULATIVE VOTING

        Our certificate of incorporation expressly denies stockholders the right to cumulate votes in the election of directors.

        STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

        Our certificate of incorporation limits stockholder actions to resolutions passed at annual or special meetings of stockholders, and it prohibits stockholders from acting by written consent. Additionally, our bylaws provide that special meetings of our stockholders may be called only by the board of directors or a committee of the board of directors which has been duly designated and authorized by the board of directors.

        LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' applicable duties. Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for actions taken as a director, except for liability:

        - for any breach of the director's duty of loyalty to us or our stockholders;

        - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

        - under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

        - for any transaction from which the director derived an improper personal benefit.

        Our certificate of incorporation also includes the following provisions regarding indemnification of our directors and officers:

        - we must indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to very limited exceptions;

        - we may indemnify our other employees and agents to the same extent that we indemnify our directors and officers; and

        - we must advance expenses, as incurred, to our directors and officers in connection with legal proceedings to the fullest extent permitted by Delaware law, subject to very limited exceptions.

        Prior to the closing of this offering, we intend to supplement our existing directors' and officers' insurance to provide indemnification for certain securities matters. We believe that these indemnification provisions in our certificate of incorporation and insurance are necessary to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought. We are unaware of any threatened litigation that may result in claims for indemnification.

        AUTHORIZED BUT UNISSUED SHARES

        The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        The Delaware General Corporation Law provides generally that the affirmative vote of a majority interest of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Following this offering, our executive officers and directors on their own, as the beneficial owners of at least 75% of the voting power of the outstanding common stock on a fully-diluted basis, will be able to cause us to amend our certificate of incorporation and bylaws.

TRANSFER AGENT AND REGISTRAR

        The Transfer Agent and Registrar for our common stock is American Stock Transfer and Trust Company. Its address is 40 Wall, New York, NY 10005, and its telephone number at that location is (212) 936-5100.

NASDAQ STOCK MARKET LISTING

        We have applied to have our Common Stock quoted on the NASDAQ SmallCap Market under the trading symbol "ITTE."



                               SELLING SHAREHOLDER

        An aggregate of 500,000 shares of common stock may be offered for resale by the following selling shareholder. These shares of common stock include shares issued to the selling shareholder pursuant to a private placement of shares consummated on October 26, 1999.

        Except for the sale of 1,200,000 shares of common stock transferred by Ledger to Instanz Nominees Pty. Ltd. in connection with its purchase of 2,500,000 shares of common stock from us on October 26, 1999, in a private placement and as set forth below, there are no material relationships between any of the selling shareholders and us or any of our predecessors or affiliates, nor have any such material relationships existed within the past three years. Helen Abeles, a director, is an affiliate of Instanz Nominees Pty. Ltd. Ms. Abeles exercises shared investment and voting power over these shares and may be deemed to be a beneficial owner thereof.


                                                                NUMBER OF             AMOUNT OF                AMOUNT OF
                                                                SHARES OF             SHARES OF                SHARES OF
                                   NUMBER OF SHARES OF         COMMON STOCK          COMMON STOCK             COMMON STOCK
         SELLING                      COMMON STOCK            COVERED BY THIS        AFTER OFFERING             (MAXIMUM
       SHAREHOLDER                  BENEFICIALLY OWNED          PROSPECTUS           (MINIMUM SOLD)                SOLD)
       -----------                 -------------------        ---------------        --------------           ------------
Instanz Nominee Pty. Ltd.               3,700,000                 500,000               3,700,000               3,200,000


                               REGISTRATION RIGHTS

        After this offering, Instanz Nominees Pty. Ltd., currently the holder of 3,700,000 shares of our common stock, will be entitled to registration rights to the extent that it is unable to receive at least $2,500,000 from the sale of its shares in this offering. In such event, we have agreed to grant to Instanz Nominees Pty. Ltd. registration rights to sell a sufficient amount of shares to cover such shortfall. In addition, Instanz Nominees Pty. Ltd. may also require us to "piggy-back" or include its unsold shares in future registration statements that we file. Upon registration, such unsold shares will be freely tradable in the public market without restriction.

        If applicable, the registration period shall commence 180 days after the date the registration statement relating to this prospectus becomes effective and will expire on the first to occur of three years from the effective date of this offering or when Instanz Nominees Pty. Ltd. is able to otherwise sell such amount of shares under Rule 144 promulgated under the Securities Act. Except for such unsold shares, until such registration right period terminates, Instanz nominees Pty. Ltd. and all of the other 10% or greater holders of our common stock and our directors have agreed not to sell any other shares without the consent of the other 10% holders and directors.

                         SHARES ELIGIBLE FOR FUTURE SALE


        Upon completion of this offering, we will have 21,350,000 shares of common stock outstanding. Of this amount, the 5,000,000 shares offered by this prospectus will be available for immediate sale in the public market as of the date of this prospectus. Assuming all of the 500,000 shares being offered for sale by Instanz Nominees Pty. Ltd. in the offering are sold, approximately 12,800,000 additional shares will be available for sale in the public market following the expiration of the lock-up agreements with the representatives of our underwriters. All of such shares will be subject to compliance with the volume and other limitations of Rule 144.


                                                 APPROXIMATE SHARES
                                                    ELIGIBLE FOR          APPROXIMATE SHARES
  DAYS AFTER THE DATE                               FUTURE SALE           ELIGIBLE FOR FUTURE
  OF THIS PROSPECTUS                               (MINIMUM SOLD)         SALES (MAXIMUM SOLD)                 COMMENT
  ------------------                             -------------------      --------------------                 -------
Upon Effectiveness.........................           1,000,000                 5,000,000            Freely tradable shares sold
                                                                                                     in Offering
90 days beginning after the
termination of this Offering...............          12,800,000                12,800,000            Lock-up released; shares
                                                                                                     saleable under Rule 144

October 26, 2000...........................           3,700,000                 3,200,000            Shares saleable under Rule 144

        In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of common stock (approximately 210,000 shares immediately after the offering) or (b) the average weekly trading volume during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale. A person who is not deemed to have been an affiliate of the company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell these shares under Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell under Rule 144, even after the applicable holding periods have been satisfied.

        We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for the common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock offered by this prospectus.

        All of our shareholders have agreed that they will not sell any common stock without the prior written consent of Kensington Capital Corp. for a period terminating 90 days after the termination of this offering. We will file a "sticker amendment" to this prospectus if five percent (5%) of the shares subject to the foregoing restrictions are released prior to the expiration of the lock up period. In addition, we shall file a post-effective amendment to this prospectus if more than ten percent (10%) of the shares subject to the foregoing restrictions are released prior to the expiration of the lock up period.

        As of the effective date of this offering, we have agreed to grant options to purchase an aggregate of 3,050,000 shares of common stock to Jonathan
Y. Malamud and Robert Petty. The board of directors has also approved the 2000 stock option plan which provides for the issuance of options to purchase up to 1,650,000 shares of our common stock. We intend to file a registration statement on Form S-8 under the

Securities Act shortly after the completion of this offering to register 2,700,000 shares which are issuable upon the exercise of options by Messrs. Malamud and Petty, plus 1,650,000 shares issuable under the 2000 stock option plan, which will permit the resale of these shares in the public market without restriction after the lock-up period expires.

        In addition, Instanz Nominees Pty. Ltd. has both 'demand' and 'piggyback' registration rights, to the extent that the sale of the shares offered by it in this offering does not generate proceeds to it of $2,500,000. Registration of these securities under the Securities Act would result in the shares being registered becoming freely tradable without restriction under the Securities Act unless the shares were purchased by any of our affiliates, in which case they would be subject to certain restrictions under Rule 144 of the Act.

                                  UNDERWRITING



        The underwriter named below, Kensington Capital Corp., has agreed with us, subject to the terms and conditions of the underwriting agreement, to sell on our behalf on a 'best effort basis' the number of shares of common stock indicated opposite their names below.


                                                                 NUMBER
                         UNDERWRITERS                           OF SHARES
                         ------------                           ---------
               Kensington Capital Corp. .........               5,000,000
                                                                ---------
               Total ............................               5,000,000
                                                                =========

        We have been advised that the underwriter will offer the shares of common stock to the public at the public offering price located on the cover page of this prospectus.


        The initial 1,000,000 shares sold in this offering will be sold on behalf of the Company. The next 500,000 shares sold will be on behalf of the selling shareholder, Instanz Nominees Pty. Ltd., and the remaining 3,500,000 shares will be sold on behalf of the Company.


        The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. The percentage of the proceeds raised designated as the Underwriters' commission set forth opposite the various amounts of proceeds set forth below shall be payable on the entire amount of proceeds raised in the offering. Therefore, if $20,000,000 is raised the Underwriters' commission shall be $1,200,000 and if $25,000,000 is raised the Underwriters' commission shall be $1,250,000.



                                                                             UNDERWRITERS
                       PROCEEDS FROM THE OFFERING                             COMMISSION
                       --------------------------                            ------------
               At least $5,000,000 but less than $6,000,000                       7.99%
               At least $6,000,000 but less than $7,000,000                       7.9%
               At least $7,000,000 but less than $8,000,000                       7.8%
               At least $8,000,000 but less than $9,000,000                       7.7%
               At least $9,000,000 but less than $10,000,000                      7.6%
               At least $10,000,000 but less than $11,000,000                     7.5%
               At least $11,000,000 but less than $12,000,000                     7.4%
               At least $12,000,000 but less than $13,000,000                     7.3%
               At least $13,000,000 but less than $14,000,000                     7.2%
               At least $14,000,000 but less than $15,000,000                     7.1%
               At least $15,000,000 but less than $16,000,000                     7.0%
               At least $16,000,000 but less than $17,000,000                     6.8%
               At least $17,000,000 but less than $18,000,000                     6.6%
               At least $18,000,000 but less than $19,000,000                     6.4%
               At least $19,000,000 but less than $20,000,000                     6.2%
               At least $20,000,000 but less than $21,000,000                     6.0%
               At least $21,000,000 but less than $22,000,000                     5.8%
               At least $22,000,000 but less than $23,000,000                     5.6%
               At least $23,000,000 but less than $24,000,000                     5.4%
               At least $24,000,000 but less than $25,000,000                     5.2%
               $25,000,000 or more                                                5.0%


        The price will not change for any of the 5,000,000 shares being offered by this prospectus. All of the up to 5,000,000 shares sold in this offering will be sold for $5.00 per share. The expenses of this offering are estimated at $600,000 and are payable entirely by us. Subject to the sale of the minimum subscription, in addition to the Underwriters' commission, dealers shall receive a commission of $.25 per share from us, of which $.15 per share may be re-allowed to other dealers. Instanz will not pay the foregoing commission, which will instead be paid by the Company. The total commission paid to dealers by the Company with respect to shares sold by Instanz in this offering could total up to $125,000. The Underwriter shall not receive any discount on shares purchased by it for its account holders. Kensington Capital Corp. expects to deliver the shares of common stock to purchasers as soon as practicable after the sale to the purchaser occurs and once $5,000,000 has been raised in the offering.

THE OFFERING


        We must receive your executed stock order form together with your payment of $5.00 per share for each share which you wish to purchased by 5:00 p.m., Los Angeles time, on ___, 2000. Unless the offer is fully subscribed at an earlier date, your stock order form must be received before November __, 2000, or if the offer is extended, December __, 2000. These funds will be placed in an escrow account with Comerica Bank-California and will earn interest from the date of their receipt until completion or termination of this offering. In the event that the minimum number of shares required to be sold for the closing of this offering, or 1,000,000 shares at $5.00 per share, are not sold on or before 120 days after the effective date of this offering (which may be extended until 150 days after the effective date of this offering at our sole discretion), this offering will be terminated and all of your funds held in the escrow account will be returned to you along with interest, thereon less your pro-rata share of the costs of the escrow account.


WARRANTS TO UNDERWRITERS


        Upon completion of the minimum offering, we are obligated to issue to the underwriter warrants to purchase 250,000 shares of the company's common stock at exercise prices of $6 per share during the first year, $7 per share during the second year and $8 per share during the third year. The $1.00 variance in the exercise price per share of the warrants is intended to reflect an increase in the value of the common stock of the Company over the three year period. Such warrants have a term of three years from the date of grant. In addition, upon completion of the minimum offering, we may, in our sole discretion, issue to dealers (other than the underwriter) warrants to purchase up to 500,000 shares of our common stock on the same terms and conditions. The Underwriter has also been granted "piggyback" registration rights with respect to shares issued to it pursuant to the exercise of the warrants granted to it. These registration rights are subordinate to the registration rights granted to Instanz Nominees Pty. Ltd., and may not be exercised until Instanz has exercised or waived its registration rights. The warrants to purchase shares of the company's common stock will be restricted from sale, transfer, assignment, or hypothecation for a period of one year from the effective date of the offering except to officers or partners, excluding directors, of the underwriter and members of the selling group and/or their officers or partners.


INDEMNITY

        The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representation and warranties contained in the underwriting agreement.

FUTURE SALES

        Each of our executive officers, directors and other significant stockholders of record has agreed with the underwriter, for a period terminating 90 days after the termination of this offering, not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or acquired directly from us by these holders or with respect to which they have or may acquire the power of disposition, without the prior written consent of Kensington Capital, Corp. However, Kensington Capital, Corp. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares prior to the expiration of the lock-up period. In addition, we have generally agreed that, during the lock-up period, we will not, without the prior written consent of Kensington Capital Corp., take the following actions:

        - consent to the disposition of any shares held by stockholders prior to the expiration of the lock-up period; or

        - issue, sell, contract to sell or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of shares in the offering, our issuance of common stock upon the exercise of currently outstanding options and warrants, and our issuance of incentive awards under our stock incentive plans.

        The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.



NO PRIOR PUBLIC MARKET

        Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the common stock offered by this prospectus has been determined through negotiations between us and the representatives. Among the factors considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be relevant to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

STABILIZATION

        The representatives have advised us that, under Regulation M under the Securities Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus will be passed upon for us by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California.

                                     EXPERTS

      The financial statements of I.T. Technology, Inc. as of December 31, 1999, and for the period from February 2, 1999, date of inception, through December 31, 1999 and the financial statements of Stampville as of December 31, 1999 and for the period from April 14, 1999, date of inception, through December 31, 1999, have been included herein and in the registration statement in reliance upon the reports of Grant Thornton LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments to that registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in our registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance we refer you to the copy of that contract, agreement or other document to the extent filed as an exhibit to the registration statement.

        You may read and copy all or any portion of the registration statement or any other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our Securities and Exchange Commission filings, including the registration statement, are also available to you over the Internet on the Securities and Exchange Commission's web site located at http://www.sec.gov. As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. We intend to furnish our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

        No dealer, salesman or any other person has been authorized to give any information which is not contained in this prospectus or to make any representation in connection with this offering other than those which are contained in the prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by us.

        This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities which are offered hereby to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implications that there has been no change in our affairs or the facts which are herein set forth since the date hereof.


        CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, ENTERING STABILIZATION BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS.


        IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE OTC BULLETIN BOARD IN ACCORDANCE WITH RULE 103 OF REGULATION M OF THE SECURITIES ACT.

                              I.T. TECHNOLOGY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                               PAGE
                                                                               ----
I.T. Technology, Inc.

     Report of Independent Certified Public Accountants ...................     F-1
     Consolidated Balance Sheets ..........................................     F-2
     Consolidated Statements of Operations.................................     F-3
     Consolidated Statement of Stockholders' Equity .......................     F-4
     Consolidated Statements of Cash Flows ................................     F-5
     Notes to Consolidated Financial Statements ...........................     F-6

Stampville.Com Inc.

     Report of Independent Certified Public Accountants ...................     F-12
     Balance Sheets .......................................................     F-13
     Statements of Operations .............................................     F-14
     Statement of Stockholders' Equity ....................................     F-15
     Statements of Cash Flows .............................................     F-16
     Notes to Financial Statements ........................................     F-17

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
I.T. Technology, Inc.

We have audited the accompanying consolidated balance sheet of I.T. Technology, Inc. (the "Company") (a development stage enterprise) as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from February 2, 1999 (inception) through December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of I.T. Technology, Inc. as of December 31, 1999, and the consolidated results of its operations and its consolidated cash flows for the period from February 2, 1999 (inception) through December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.



/s/ GRANT THORNTON LLP

Los Angeles, California
March 10, 2000

                             I.T. Technology, Inc.
                        (a development stage enterprise)

                          CONSOLIDATED BALANCE SHEETS

                                                                            December 31, 1999         March 31, 2000
                                                                            -----------------         --------------
                                                                                                        (Unaudited)
                               ASSETS

CURRENT ASSET

        Cash                                                                   $2,179,998               $  910,437

        Other receivable                                                               --                   12,292

        Prepaid expenses                                                               --                   13,223
                                                                               ----------               ----------
                                                                                2,179,998                  935,952

PROPERTY AND EQUIPMENT, net                                                       649,021                  648,058

INVESTMENT IN STAMPVILLE.COM INC.                                               2,323,922                2,057,233

DEFERRED OFFERING COSTS                                                            33,682                  252,664
                                                                               ----------               ----------
                Total assets                                                   $5,186,623               $3,893,907
                                                                               ==========               ==========

        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

        Accounts payable                                                       $   28,001               $   55,381

        Accrued expenses                                                           40,331                   82,656

        Payable due to Stampville.Com Inc.                                      1,425,508                  425,508
                                                                               ----------               ----------
                Total current liabilities                                       1,493,840                  563,545

PAYABLE TO STAMPVILLE.COM INC.--less current portion                              584,369                  584,369

NOTE PAYABLE                                                                      455,848                  429,185

COMMITMENTS AND CONTINGENCIES                                                          --                       --

STOCKHOLDERS' EQUITY

        Preferred stock, par value $.001; authorized 25,000,000 shares,
                no shares issued and outstanding                                       --                       --

        Common stock, par value $.001; authorized 100,000,000 shares,
                issued and outstanding 16,500,000 shares respectively              16,500                   16,500

        Additional paid-in capital                                              3,055,509                3,055,509

        Deficit accumulated during the development stage                         (419,443)                (755,201)
                                                                               ----------               ----------
                Total stockholders' equity                                      2,652,566                2,316,808
                                                                               ----------               ----------
                                                                               $5,186,623               $3,893,907
                                                                               ==========               ==========

       The accompanying notes are an integral part of these statements.

                              I.T. Technology, Inc.
                        (a development stage enterprise)


                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                  Period from February
                                                   2, 1999 (inception)
                                                   through December 31,      Three months ended            Cumulative
                                                          1999                 March 31, 2000           to March 31, 2000
                                                  ---------------------      ---------------          --------------------
                                                                                (Unaudited)                (Unaudited)
Income and (expenses)

    Foreign currency transaction gain                 $     17,033              $     23,996              $     41,029

    Interest, net                                            9,174                     8,302                    17,476

    Legal and professional fees                           (125,687)                  (43,698)                 (169,385)

    Salaries                                               (66,618)                  (30,823)                  (97,441)

    Travel and entertainment                               (33,675)                   (5,742)                  (39,417)

    Equity in loss of Stampville.Com Inc.                 (185,955)                 (266,689)                 (452,644)

    Other expense                                          (33,715)                  (21,104)                  (54,819)
                                                      ------------              ------------              ------------

                     NET LOSS                         $   (419,443)             $   (335,758)             $   (755,201)
                                                      ============              ============              ============

Basic and diluted loss per common share               $      (0.04)            $      (0.02)
                                                      ============              ============

Weighted-average shares outstanding                     11,222,139                16,500,000
                                                      ============              ============



        The accompanying notes are an integral part of these statements.

                              I.T. Technology, Inc.
                        (a development stage enterprise)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
       Period from February 2, 1999 (inception) through December 31, 1999 and three months ended March 31, 2000 (Unaudited)



                                                                                                           Deficit
                                                                                                         Accumulated
                                        Preferred Stock                Common Stock         Additional    during the
                                  ---------------------------   -------------------------     paid-in     development
                                     Shares         Amount         Shares        Amount       capital        stage          Total
                                  ------------   ------------   -----------   -----------   -----------  ------------    -----------
Balance at (inception)
  February 2, 1999                        --   $          --            --   $        --   $        --   $        --    $        --

Issuance of  shares to
  founders for cash                       --              --     4,000,000         4,000        16,000            --         20,000

Issuance of  shares
  for cash, net
  of $27,210 issuance costs               --              --     9,850,000         9,850       594,190            --        604,040

Issuance of  shares for
  services                                --              --       150,000           150         7,350            --          7,500

Issuance of shares in
  a private placement,
  net of $59,531
  issuance costs                          --              --     2,500,000         2,500     2,437,969            --      2,440,469

Net loss for the period                   --              --            --            --            --      (419,443)      (419,443)
                               -------------   -------------   -----------   -----------   -----------   -----------    -----------

Balance at December 31, 1999              --              --    16,500,000        16,500     3,055,509      (419,443)     2,652,566

Net loss for the period                   --              --            --            --            --      (335,758)      (335,758)
                               -------------   -------------   -----------   -----------   -----------   -----------    -----------

Balance at March 31, 2000      $          --   $          --    16,500,000   $    16,500   $ 3,055,509   $  (755,201)   $ 2,316,808
                               =============   =============   ===========   ===========   ===========   ===========    ===========



        The accompanying notes are an integral part of this statement.

                              I.T. Technology, Inc.
                        (a development stage enterprise)


                     CONSOLIDATED STATEMENTS OF CASH FLOWS





                                                                    Period from February
                                                                    2, 1999 (inception)
                                                                      through December     Three months ended      Cumulative to
                                                                         31, 1999             March 31, 2000      March 31, 2000
                                                                    --------------------   ------------------     --------------
                                                                                              (Unaudited)           (Unaudited)
Increase (decrease) in cash:
Cash flows from operating activities:
   Net loss                                                             $  (419,443)          $  (335,758)          $  (755,201)
   Adjustments to reconcile net loss to net
       cash used in operating activities
       Depreciation and amortization                                         14,852                 8,779                23,631
       Equity in losses of  Stampville.Com Inc.                             185,955               266,689               452,644
       Increase in prepaid expenses                                              --               (13,223)              (13,223)
       Increase in other receivables                                             --               (12,292)              (12,292)
       Increase in accounts payable                                          28,001                27,380                55,381
       Increase in accrued expenses                                          40,331                42,325                82,656
       Nonmonetary compensation                                               7,500                    --                 7,500
                                                                        -----------           -----------           -----------
                     Net cash flows used in operating activities           (142,804)              (16,100)             (158,904)
                                                                        -----------           -----------           -----------
Cash flows from investing activities:
   Investment in Stampville.Com Inc.                                       (500,000)           (1,000,000)           (1,500,000)
   Purchase of property and equipment                                      (208,025)               (7,815)             (215,840)
                                                                        -----------           -----------           -----------
                 Net cash flows used in investing activities               (708,025)           (1,007,815)           (1,715,840)
                                                                        -----------           -----------           -----------
Cash flows from financing activities:
   Proceeds from issuance of common stock                                 3,064,509                    --             3,064,509
   Increase in deferred offering costs                                      (33,682)             (218,983)             (252,665)
                                                                        -----------           -----------           -----------
                 Net cash flows (used in)provided by
                     financing activities                                 3,030,827              (218,983)            2,811,844
                                                                        -----------           -----------           -----------
Effect of exchange rate changes on cash                                          --               (26,663)              (26,663)
                                                                        -----------           -----------           -----------
                 Net (decrease) increase in cash                          2,179,998            (1,269,561)              910,437

Cash at beginning of period                                                      --             2,179,998                    --
                                                                        -----------           -----------           -----------
Cash at end of period                                                   $ 2,179,998           $   910,437           $   910,437
                                                                        ===========           ===========           ===========
Supplemental disclosures of noncash investing activities:

   Property acquired by issuance of note payable                        $   455,848           $        --           $   455,848
                                                                        ===========           ===========           ===========
   Investment in Stampville.Com Inc.
       acquired through a liability                                     $ 2,009,877           $        --           $ 2,009,877
                                                                        ===========           ===========           ===========
   Issuance of Common Stock for Services                                $     7,500           $        --           $     7,500
                                                                        ===========           ===========           ===========



        The accompanying notes are an integral part of these statements.

                              I.T. Technology, Inc.
                        (a development stage enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                March 31, 2000 (Unaudited) and December 31, 1999



NOTE A - COMPANY BACKGROUND AND BUSINESS PLAN

        I.T. Technology, Inc. (ITT or the "Company") was incorporated on February 2, 1999 to engage in businesses related to the internet, e-commerce and technology ventures, directly and through the acquisition of equity ownership in internet related and other technology companies. ITT has a wholly-owned subsidiary, I.T. Technology Pty. Ltd. (collectively referred to as the "Company"), which furthers its operations in Australia.

        The Company is in the development stage, and its efforts through December 31, 1999 have been principally devoted to organizational activities, raising capital, acquiring an equity interest in Stampville.Com Inc., and other development efforts. Management anticipates incurring substantial additional losses as it pursues its strategies. Additionally, the Company will require substantial capital to fund further development and operations of Stampville.Com Inc. (See Note D). The Company intends to meet further capital funding requirements through an Initial Public Offering ("IPO"). On February 14, 2000, the Company filed a registration statement on Form SB-2 with the Securities and Exchange Commission. The Company expects that the proceeds of the IPO will be sufficient to fund its activities and investments over the near term. There can be no assurance that the Company will be able to complete the offering, or make further investments in Stampville.Com Inc. to retain its 50.1 percent interest (See Note E).


NOTE B - UNAUDITED CONSOLIDATED QUARTERLY FINANCIAL STATEMENTS


        The consolidated financial data as of and for the three months ended March 31, 2000 included in the notes and in the accompanying financial statements have been derived from our unaudited financial statements. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations as of such date and for such period. The results for the three month period ended March 31, 2000 are not necessarily indicative of the results to be expected for the entire year or the quarters following in 2000. The Company's activity was limited to initial formation efforts from February 2, 1999 through March 31, 1999.


NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        1.      Principles of Consolidation

        The consolidated financial statements include the accounts of ITT and its wholly-owned subsidiary. All material intercompany accounts and transactions have been eliminated.

        2.      Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        3.      Property and Equipment

        Property and equipment are stated at cost. Depreciation is provided for using the straight-line method of accounting over the estimated useful lives ranging from 5 to 25 years.

        4.      Investment in Stampville.Com Inc.

        The investment in Stampville.Com Inc. consists of a 50.1 percent equity interest and is accounted for using the equity method because of the remaining contingent payment of $5,000,000. If this payment is not completed, the Company's interest will be reduced. (Note E).

                              I.T. Technology, Inc.
                        (a development stage enterprise)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                March 31, 2000 (Unaudited) and December 31, 1999



NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

        5.      Income Taxes

        Deferred income taxes are recorded using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income taxes are provided for when there is a temporary difference in recording such items for financial reporting and income tax reporting. The temporary differences that give rise to deferred tax assets primarily are depreciation and accrual to cash adjustments which were reduced by a like amount because of the uncertainty that the deferred tax assets will not be realized.

        6.      Foreign Currency

        The functional currency of the subsidiary, which has no ongoing revenue producing operations and is entirely dependent on the Company for its financing, is considered to be the U.S. dollar. Transaction gains and losses arise primarily from cash maintained in an Australian bank and a note payable that will be settled in Australian dollars. Accordingly, transaction gains and losses are included in the determination of net loss for the period.

        7.      Year End

        The Company's fiscal year ends on December 31.

        8.      Deferred Offering Costs


        Deferring offering costs include expenses incurred in connection with the Company's registration statement on Form SB-2, filed initially on February 14, 2000. These costs will be charged against stockholders' equity upon successful completion of the respective offering. If the offering is not consummated, the deferred offering costs will be charged to expense.



NOTE D - PROPERTY AND EQUIPMENT

        Property and equipment consists of the following as of:


                                                    December 31,        March 31,
                                                       1999               2000
                                                    ------------        ---------
                                                                       (unaudited)
        Land                                         $ 150,000          $ 150,000
        Building                                       451,630            451,630
        Office equipment                                62,243             70,176
                                                     ---------          ---------
                                                       663,873            671,806

             Less accumulated depreciation             (14,852)           (23,748)
                                                     ---------          ---------
                                                     $ 649,021          $ 648,058
                                                     =========          =========


NOTE E - CAPITALIZATION

        1.      Preferred Stock

        The Company has authorized the issuance of 25,000,000 shares of preferred stock, par value $.001 per share. The Board of Directors of the Company has the right to create one or more series of preferred stock and to determine the rights, preferences and privileges of any such series.

        2.      Common Stock

        The Company issued 4,000,000 shares of common stock to the founders through controlled companies at a purchase price of $0.005 per share (aggregate of $20,000).

                              I.T. Technology, Inc.
                        (a development stage enterprise)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                March 31, 2000 (Unaudited) and December 31, 1999



NOTE E - CAPITALIZATION - Continued

        The Company issued 10,000,000 shares of common stock to various companies that are affiliates of certain officers of the Company at purchase prices between $0.05 and $0.125 per share (aggregate of $631,250), excluding offering costs of $27,120.

        On October 26, 1999, the Company issued 2,500,000 shares of common stock at a purchase price of $1.00 per share, excluding offering costs of $59,531.


NOTE F - INVESTMENT IN STAMPVILLE.COM INC.

        Pursuant to the terms of a Stock Purchase Agreement dated June 18, 1999, the Company acquired a 6% equity interest in the common stock of Stampville.Com Inc., an unrelated party, and had an option to acquire additional shares representing up to 19% (for a total of 25%) of Stampville.Com Inc. common stock at its sole discretion in various amounts up to an aggregate of $5,000,000 over the next three years. Stampville.Com Inc. is newly formed (April 14, 1999) to engage in the business of selling collectible stamps and other memorabilia on the Internet and on a wholesale basis to chain stores and small businesses, and on a retail basis to the general public. Stampville.Com Inc. is a development stage enterprise and its activities through December 31, 1999 have been principally devoted to organizational and development activities.

        On December 8, 1999, the Stock Purchase Agreement was amended to accelerate the payment terms contained in the original Stock Purchase Agreement, which would allow the Company to own an immediate 50.1 percent of Stampville.Com Inc.'s common stock. The amended agreement includes payments terms as follows:

        1.      Cash payment of $500,000.

        2. Cash payment of $1,000,000 payable within 60 days from the date of the amended agreement.

        3. Eight equal quarterly installments of $156,250 ($1,250,000) payable commencing upon the execution of the amended agreement. (First quarterly payment due no later than May 8, 2000). The installment payable was discounted $240,123, using a discount rate of 20%. The discount is being amortized over the term of the payable using the effective interest method.

        4. The Company agrees to use commercially reasonable efforts to make a further payment, or otherwise cause a party or parties designated by the Company to invest an additional $5,000,000 in Stampville.Com Inc. The additional payment is payable no later than twelve (12) months from the date of the amended agreement; or alternatively within 30 days following the closing of the Company's IPO that raises a minimum amount of $10,000,000.

        If the Company fails to make or have made the further payment of $5,000,000 (as noted in point 4 above), its ownership percentage would be reduced to the lessor of 1) 27.5% of Stampville's Common Stock or 2) the total invested by the Company pursuant to the purchase agreement divided by $100,000.


        The following summarizes the investment in Stampville.Com Inc.



                                                                               December 31,         March 31,
                                                                                  1999                 2000
                                                                               -----------         -----------
                                                                                                   (unaudited)
        Cash payment of $250,000 (paid under original agreement)               $   250,000         $   250,000
        Cash payment of $250,000 (paid prior to December 31, 1999)                 250,000         $   250,000
        Cash payment of $1,000,000 (paid on or about February 14, 2000)          1,000,000           1,000,000
        Installment payable, less discount of $240,123                           1,009,877           1,009,877
        Equity in losses in Stampville.Com Inc.                                   (185,955)           (452,644)
                                                                               -----------         -----------
                                                                               $ 2,323,922         $ 2,057,233
                                                                               ===========         ===========

                              I.T. Technology, Inc.
                        (a development stage enterprise)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                March 31, 2000 (Unaudited) and December 31, 1999




NOTE F - INVESTMENT IN STAMPVILLE.COM INC. - Continued

        In connection with the amended Stock Purchase Agreement, the Company granted to individuals nominated by the current shareholders of Stampville.Com Inc., other than the Company, options to purchase 1,600,000 shares of the Company's common stock at an exercise price equal to $1.25 per share. Upon completion of the additional $5,000,000 payment mentioned above, the options become exercisable commencing two years from the date of grant in increments of 20 percent per annum.

        In addition, the Company has entered into a shareholders agreement with Stampville.Com Inc. and its shareholders that, among other things, restricts the ability of the shareholders of Stampville.Com Inc. to transfer their interests; provides that at least one board of director of Stampville.Com Inc. be designated by the Company and requires that the Company-designated director approve of certain significant corporate transactions; and provides that at least one of the executive officers of Stampville.Com Inc. be an individual selected by the Company and that the Company representative have the right to approve certain corporate transactions. The Company's right to any preferential board and management representation will terminate at the earlier of the cancellation of the Stock Purchase Agreement or on June 18, 2002. Stampville.Com Inc.'s continuance is dependent on its ability to obtain funds from the Company pursuant to the Stock Purchase Agreement and its continued agreement with IGPC. There can be no assurance that the Company or Stampville.Com Inc. will obtain the financing to develop or to sustain the operations of Stampville.Com Inc.

        Stampville.Com Inc. entered into an agreement dated December 1, 1999, with the Inter-Governmental Philatelic Corporation (IGPC), of which the president is a related party to certain officers of Stampville.Com Inc., whereby IGPC will provide stamp sheets as well as additional services, including website content, to Stampville.Com Inc.

        The agreement with IGPC has a term of three years with an automatic renewal to extend for an additional two years, unless terminated at the end of the initial term by either party. In addition, IGPC extended a line of credit not to exceed $2,000,000 to Stampville.Com Inc. for the purchase and shipping of stamps from IGPC. Amounts outstanding under the credit line are payable within 120 days from the date of such credit.

        Should Stampville.Com Inc. not be able to renew its contract with IGPC on favorable terms, or require a change in stamp providers, this could cause significant service disruptions, which may have an adverse affect on the Company.

        The Company has entered into a consulting agreement with an individual, who is affiliated with the Company who has provided services to the Company in connection with its investment in Stampville.Com Inc. Pursuant to the agreement, the Company issued 150,000 shares of its common stock to the individual. As a result, the Company recorded compensation expense of $7,500. The Company will issue up to an additional 350,000 shares of Common Stock if it raises at least $10,000,000 through an initial public offering or invests additional funds in Stampville.Com, Inc. in an amount such that it retains a minimum of no less than a 25% equity interest in Stampville.Com, Inc. Pursuant to an amended agreement, the individual is further entitled to payments of 1% of cash distributions (i.e. initial public offering or sale) made to Stampville's shareholders.


NOTE G - NOTES PAYABLE

        Long-term debt at December 31, 1999 consists of a loan to purchase property on 34-36 Punt Road in Melbourne Australia, collateralized by the building and bearing interest at a rate of 7.25% per annum. The loan requires monthly payments of interest with the principal balance due in July 2001. The loan is guaranteed by a shareholder of the Company. Pursuant to the terms of the purchase agreement, title to the property will transfer when the principal balance is paid in full.

                              I.T. Technology, Inc.
                        (a development stage enterprise)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                March 31, 2000 (Unaudited) and December 31, 1999



NOTE H - LOSS PER COMMON SHARE

        Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding. Common stock equivalents were excluded from the diluted calculation, as they were anti-dilutive.



                                      Period from February 2, 1999 (inception)
                                                      Through                         Three months ended March 31, 2000
                                                 December 31, 1999                               (Unaudited)
                                      ----------------------------------------     ----------------------------------------
                                                      Weighted-         Per                        Weighted-         Per
                                                       Average         share                        Average         share
                                       Net loss        Shares         Amount        Net loss        Shares         Amount
                                      ----------     ----------     ----------     ----------     ----------     ----------
        Basic loss per share

            Net loss available to
            common shareholders       $ (419,443)    11,222,139     $    (0.04)    $ (335,758)    16,500,000     $    (0.02)
                                      ==========     ==========     ==========     ==========     ==========     ==========

        Diluted loss per share
            Net loss available to
            common shareholders       $ (419,443)    11,222,139     $    (0.04)    $ (335,758)    16,500,000     $    (0.02)
                                      ==========     ==========     ==========     ==========     ==========     ==========

                              I.T. Technology, Inc.
                        (a development stage enterprise)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                March 31, 2000 (Unaudited) and December 31, 1999



NOTE I - CONCENTRATION OF CREDIT RISK

        At December 31, 1999, the Company's cash was held primarily by a financial institution in the United States of America. The Company is exposed to credit loss for the amount of cash equivalents in the event of nonperformance by the financial institution, however; the Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk on cash equivalents.


NOTE J - SUBSEQUENT EVENTS

        On January 17, 2000, the Company entered into a one-year Consulting Agreement with Petty Consulting, Inc. pursuant to which Robert Petty agreed to provide consulting services with annual compensation payable to his consulting corporation in the amount of $12,000, to be paid in accordance with the Company's general compensation practices.

        Under the consulting agreement, the Company granted stock options to acquire up to 1,450,000 shares of common stock at an exercise price ranging from $1 to $2. The stock options rest upon reaching certain market capitalization objectives or selling equity securities of one or more of the Company's subsidiaries in an initial public offering or through a third-party sale.

        Stock option term is the lesser of (i) two years from the vesting date,
        (ii) five years from the date of the consulting agreement, or (iii) 30 days after the termination of Robert Petty's employment or consulting arrangement for the Company.

        In January 2000, the Company's board of directors authorized the issuance of up to 1,650,000 shares of common stock in connection with the Company's 2000 Stock Option Plan). The 2000 Stock Option Plan will become effective in connection with the registration statement filed on February 14, 2000. The Company intends to grant options under the Stock Option Plan to officers, directors, employees and consultants of the Company and its subsidiaries. The Company has not granted any options under the 2000 Stock Option Plan.


        On March 24, 2000, the Company entered into an option agreement to acquire up to a 50.1% equity interest in VideoDome.Com Networks, Inc. (VideoDome). On April 10, 2000, the Company invested an initial $150,000 and purchased a 5% equity interest in VideoDome. The Company has the option to acquire an additional 5% for $150,000 and the remaining 40.1% equity interest for approximately $5,000,000 upon completion of complete due diligence regarding VideoDome, receipt from VideoDome of audited financial statements, and the raising of sufficient funds to complete the potential investment in VideoDome, to complete its intended investment in Stampville and to finance its other operations and/or other potential investments.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
Stampville.Com Inc.

We have audited the accompanying balance sheet of Stampville.Com Inc. (the "Company") (a development stage enterprise) as of December 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from April 14, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stampville.Com Inc. as of December 31, 1999, and the results of its operations and its cash flows for the period from April 14, 1999 (inception) through December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.




/s/  GRANT THORNTON LLP


Los Angeles, California
March 10, 2000

                               Stampville.Com Inc.
                        (a development stage enterprise)
                                 BALANCE SHEETS




                                                                             December 31,             March 31,
                                                                                1999                     2000
                                                                             -----------             -----------
                                                                                                     (Unaudited)
                          ASSETS
CURRENT ASSETS

       Cash                                                                  $    47,066             $   362,131
       Accounts receivable                                                         1,370                   4,789
       Receivable due from shareholder                                         1,000,000                   5,528
       Inventories                                                                18,459                  18,464
       Prepaid expenses                                                               --                  57,291
                                                                             -----------             -----------

                           Total current assets                                1,066,895                 448,203

EQUIPMENT, net                                                                    74,739                 113,177

DEPOSITS                                                                           6,160                   8,300

TECHNOLOGY COSTS                                                                  11,487                 171,487
                                                                             -----------             -----------

                                                                             $ 1,159,281             $   741,167
                                                                             ===========             ===========

            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
       Payable to IGPC                                                       $    29,273             $    25,079
       Accounts payable                                                               --                  22,089
       Accrued expenses                                                            1,176                  88,533
       Capitalized lease obligation                                                   --                   8,948
                                                                             -----------             -----------

                           Total current liabilities                              30,449                 144,649

COMMITMENTS AND CONTINGENCIES                                                         --                      --

STOCKHOLDERS' EQUITY
       Common stock, par value $0.01;  authorized 100,000 shares,
            issued and outstanding 100,000 shares, respectively                    1,000                   1,000

       Additional paid-in capital                                              2,508,877               2,508,877

       Receivable due from shareholder                                        (1,009,877)             (1,009,877)

       Deficit accumulated during the development stage                         (371,168)               (903,482)
                                                                             -----------             -----------

                           Total stockholders' equity                          1,128,832                 596,518
                                                                             -----------             -----------

                                                                             $ 1,159,281             $   741,167
                                                                             ===========             ===========



        The accompanying notes are an integral part of these statements.

                               Stampville.Com Inc.
                        (a development stage enterprise)
                            STATEMENTS OF OPERATIONS





                                             Period from April 14,
                                               1999 (inception)
                                             through December 31,         Three months ended            Cumulative to
                                                    1999                    March 31, 2000              March 31, 2000
                                             ---------------------        ------------------          -----------------
                                                                              (Unaudited)                (Unaudited)
Revenues                                          $   5,119                    $   4,388                  $   9,507

Cost of goods sold                                   (2,482)                      (3,357)                    (5,839)
                                                  ---------                    ---------                  ---------

              Gross profit                            2,637                        1,031                      3,668

General and administrative expenses

   Salaries and consultants                        (115,384)                    (285,668)                  (401,052)

   Legal and professional fees                      (35,755)                     (82,377)                  (118,132)

   Rent                                             (11,000)                     (26,944)                   (37,944)

   Travel and entertainment                         (23,328)                     (15,326)                   (38,654)

   Technology expense                              (101,696)                     (71,848)                  (173,544)

   Other                                            (86,642)                     (51,182)                  (137,824)
                                                  ---------                    ---------                  ---------

              NET LOSS                            $(371,168)                   $(532,314)                 $(903,482)
                                                  =========                    =========                  =========




        The accompanying notes are an integral part of these statements.

                               Stampville.Com Inc.
                        (a development stage enterprise)
                        STATEMENT OF STOCKHOLDERS' EQUITY
        Period from April 14, 1999 (inception) through December 31, 1999 and three months ended March 31, 2000 (Unaudited)





                                                                                                       Deficit
                                                                                                     accumulated
                                          Common Stock              Additional      Receivable       during the
                                    ---------------------------       paid-in        due from        development
                                      Shares          Amount          capital       shareholder         stage            Total
                                    -----------     -----------     -----------     -----------      -----------      -----------
Balance at (inception)
       April 14, 1999                        --     $        --     $        --     $        --      $        --      $        --

Issuance of  shares to founders          49,900              --              --              --               --               --

Issuance of  shares for cash
       and receivable                    50,100           1,000       2,508,877      (1,009,877)              --        1,500,000

Net loss for the period                      --              --              --              --         (371,168)        (371,168)
                                    -----------     -----------     -----------     -----------      -----------      -----------

Balance at December 31, 1999            100,000           1,000       2,508,877      (1,009,877)        (371,168)       1,128,832

Net loss for the period                      --              --              --              --         (532,314)        (532,314)
                                    -----------     -----------     -----------     -----------      -----------      -----------

Balance at March 31, 2000               100,000     $     1,000     $ 2,508,877     $(1,009,877)     $  (903,482)     $   596,518
                                    ===========     ===========     ===========     ===========      ===========      ===========





        The accompanying notes are an integral part of this statement.

                               Stampville.Com Inc.
                        (a development stage enterprise)
                            STATEMENTS OF CASH FLOWS




                                                                    Period from April
                                                                   14, 1999 (inception)       Three months
                                                                      through December        ended March         Cumulative to
                                                                          31, 1999             31, 2000           March 31, 2000
                                                                   --------------------       -----------         --------------
                                                                                              (Unaudited)          (Unaudited)
Increase (decrease) in cash:
Cash flows from operating activities:
   Net loss                                                              $  (371,168)         $  (532,314)         $  (903,482)
   Adjustments to reconcile net loss to net
   cash used in operating activities
       Depreciation and amortization                                           6,249                8,985               15,234
       Increase in accounts receivable                                        (1,370)              (3,419)              (4,789)
       Increase in inventories                                               (18,459)                  (5)             (18,464)
       Increase in prepaid expenses                                               --              (57,291)             (57,291)
       Increase in deposits                                                   (6,160)              (2,140)              (8,300)
       Increase in accounts payable and accrued expenses                      30,449              105,253              135,702
                                                                         -----------          -----------          -----------
                 Net cash flows used in operating activities                (360,459)            (480,931)            (841,390)
                                                                         -----------          -----------          -----------
Cash flows from investing activities:
   Purchase of  equipment                                                    (80,988)             (38,476)            (119,464)
   Increase in technology costs                                              (11,487)            (160,000)            (171,487)
                                                                         -----------          -----------          -----------
                 Net cash flows used in investing activities                 (92,475)            (198,476)            (290,951)
                                                                         -----------          -----------          -----------
Cash flows from financing activities:
   Proceeds from issuance of common stock                                    500,000            1,000,000            1,500,000
   Receivable from shareholder                                                    --               (5,528)              (5,528)
                                                                         -----------          -----------          -----------
                 Net cash flows provided by financing activities             500,000              994,472            1,494,472
                                                                         -----------          -----------          -----------
                 Net increase in cash                                         47,066              315,065              362,131

Cash at beginning of period                                                       --               47,066                   --
                                                                         -----------          -----------          -----------
Cash at end of period                                                    $    47,066          $   362,131          $   362,131
                                                                         ===========          ===========          ===========
Non-cash financing activity:
   Issuance of common stock for receivables
   due from shareholders
       Amount classified as an asset                                     $ 1,000,000          $        --          $ 1,000,000
       Amount classified as an offset to equity                            1,009,877                   --            1,009,877
                                                                         -----------          -----------          -----------
                                                                         $ 2,009,877          $        --          $ 2,009,877
                                                                         ===========          ===========          ===========
   Equipment acquired through capital lease obligation                   $        --          $    13,792          $    13,792
                                                                         ===========          ===========          ===========




        The accompanying notes are an integral part of these statements.

                               Stampville.Com Inc.
                        (a development stage enterprise)
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                March 31, 2000 (Unaudited) and December 31, 1999



NOTE A - DESCRIPTION OF BUSINESS

        Stampville.Com Inc. (the "Company") was incorporated on April 14, 1999 to engage in the business of selling collectible stamps and other memorabilia on the Internet and on a wholesale basis to chain stores and small businesses, and on a retail basis to the general public and collectors.

        Pursuant to the terms of a Stock Purchase Agreement dated June 18, 1999, I.T. Technology, Inc. ("ITT") acquired a 6% equity interest in the Company's common stock and had an option to acquire additional shares representing up to 19% (for a total of 25%) of the Company's common stock at ITT's sole discretion in various amount sup to an aggregate of $5,000,000, over the next three years.

        On December 8, 1999, the Stock Purchase Agreement was amended to accelerate the payment terms contained in the original Stock Purchase Agreement, which would allow ITT to own an immediate 50.1 percent of the Company's common stock. The amended agreement includes payment terms as follows:

        1.      Cash payment of $500,000.


        2. Cash payment of $1,000,000 payable within 60 days from the date of the amended agreement.


        3. Eight equal quarterly installments of $156,250 ($1,250,000) payable commencing upon the execution of the amended agreement. (First quarterly payment due no later than May 8, 2000). The receivable was discounted $240,123 using a discount rate of 20%. The discount is being amortized over the term of the receivable using the effective interest method.

        4. ITT agrees to use commercially reasonable efforts to make a further payment, or otherwise cause a party or parties designated by ITT to invest an additional $5,000,000 in the Company. The additional payment is payable no later than twelve
                (12) months from the date of the amended agreement; or alternatively within 30 days following the closing of ITT's initial public offering that raises a minimum amount of $10,000,000.

        If ITT fails to make or have a third party make the further payment of $5,000,000 (as noted in point 4 above), its ownership percentage would be reduced to the lesser of 1) 27.5% of the Company's common stock or 2) the total invested by ITT pursuant to the purchase agreement divided by $100,000.

        In addition, ITT has entered into a Shareholders Agreement with the Company and its shareholders that, among other things, restricts the ability of the Company's shareholders to transfer their interests; provides that at least one board of director of the Company be designated by ITT and requires that the ITT-designated director approve of certain significant corporate transactions; and provides that at least one of the executive officers of the Company be an individual selected by ITT and that the ITT representative have the right to approve certain corporate transactions. ITT's right to any preferential board and management representation will terminate at the earlier of the cancellation of the Stock Purchase Agreement or on June 18, 2002. The Company's continuance is dependent on its ability to obtain funds from ITT pursuant to the Stock Purchase Agreement.

        The Company is in the development stage, and its efforts through December 31, 1999 have been principally devoted to the organizational activities. As a result, the Company has experienced operating losses since its inception. To finance its strategic plans and development, the Company is highly dependent on ITT's ability to render the accelerated payment. Subsequent to December 31, 1999, in connection with the Stock Purchase Agreement, the Company received an additional $1,000,000. ITT intends to raise the additional required financing through an initial public offering. There can be no assurance that ITT will be successful with its offering, or that the Company or ITT will be able to obtain additional financing to develop or sustain further investment or operations of the Company.

                               Stampville.Com Inc.
                        (a development stage enterprise)
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                March 31, 2000 (Unaudited) and December 31, 1999



NOTE B - UNAUDITED CONSOLIDATED QUARTERLY FINANCIAL STATEMENTS


        The financial data as of and for the three months ended March 31, 2000 included in the notes and in the accompanying financial statements have been derived from our unaudited financial statements. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations as of such dates and for such periods. The results for the three month period ended March 31, 2000 are not necessarily indicative of the results to be expected for the entire year or the quarters following in 2000.



NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        1.      Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        2.      Income Taxes

        Deferred income taxes are recorded using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income taxes are provided for when there is a temporary difference in recording such items for financial reporting and income tax reporting. The temporary differences that give rise to deferred tax assets primarily are depreciation and accrual to cash adjustments which were reduced by a like amount because of the uncertainty that the deferred tax asset will not be realized.

        3.      Year End

        The Company's fiscal year ends on December 31.

        4.      Technology Costs

        Technology costs are generally expensed as incurred, except for certain costs relating to the development of internal-use software incurred during the application stage that are capitalized and depreciated over the estimated useful life of three years.

        5.      Equipment

        Equipment is comprised primarily of computer equipment and is stated at cost. Depreciation is provided for using the straight-line method of accounting over the estimated useful lives ranging from 3 to 7 years.


NOTE D - CAPITALIZATION

        The Company issued shares of common stock to the founders at a nominal purchase price per share.

        Through December 1999, the Company issued 50.1% of its shares of common stock to ITT at an aggregate purchase price of up to $7,750,000, of which $500,000 was received by December 31, 1999 and another $1,000,000 was received in full on or about February 14, 2000. The $1,000,000 was reflected as a receivable from shareholder as of December 31, 1999. In addition, the Company recorded a non-interest bearing receivable of $1,250,000 which is payable in eight equal installments of $156,250. The first payment commences no later than 150 days from the date of the agreement, which is May 8, 2000. The receivable was recorded at its discounted value of $1,009,877 using a discount rate of 20% and is reflected as a contra to equity.

                               Stampville.Com Inc.
                        (a development stage enterprise)
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                March 31, 2000 (Unaudited) and December 31, 1999




NOTE D - CAPITALIZATION - Continued

        The remaining payment of $5,000,000 is an optional payment and is payable upon ITT closing an initial public offering and raising a minimum of $10,000,000. If such payment is not rendered, ITT's ownership would be reduced. A receivable was not recorded for this payment, as collectibility is not reasonably assured as of December 31, 1999.

        In January 2000, the Company modified its articles of incorporation to increase the authorized shares of common stock to 100,000 shares at a par value of $.01 per share. All references to number of shares have been restated to reflect the change.


NOTE E - COMMITMENTS

        The Company has entered into a supplier's agreement on December 1, 1999 with the Inter-Governmental Philatelic Corporation ("IGPC"), of which the president is a related party to certain officers of the Company. IGPC, one of the world's largest suppliers and dealers of philatelic stamps, represents approximately seventy postal administrations throughout the world in matters relating to the design, production and marketing of their postage stamps. Pursuant to its agreement with the Company, IGPC has agreed to supply the Company with stamps at the lowest pricing structure available to other dealers and that IGPC makes available for public sale.

        The agreement with IGPC has a term of three years with an automatic renewal to extend for an additional two years unless terminated at the end of the initial term by either party. In addition, IGPC extended a line of credit not to exceed $2,000,000 to the Company for the purchase and shipping of stamps from IGPC. Amounts outstanding under the credit line are payable within 120 days from the date of such credit. On December 31, 1999, the Company had $29,000 outstanding under this line of credit.


        Should the Company not be able to renew its contract with IGPC on favorable terms, or require a change in stamp providers, this could cause significant service disruptions, which may have an adverse effect on the Company.


        The Company has also entered into an agreement with an unrelated party to assist in the development of its website, including the implementation of an electronic ordering system for the stamp market. A total of $180,000 is committed for this project. As of December 31, 1999, no amount has been expended on this project.

        In addition, the Company entered into an agreement with an unrelated party in connection with the scanning and cataloguing of stamp images. A total of $114,000 was committed to this project. As of December 31, 1999, $22,800 has been expended on this project.


NOTE F - LEASES

        The Company leases office facilities and equipment under non-cancelable lease arrangements that expire at various dates through November 2001. Rental commitments for non-cancelable operating leases are payable as follows:


              Year ending December 31,
              ------------------------
                       2000                               $48,000
                       2001                                44,000
                                                          -------
                                                          $92,000
                                                          =======

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER I.T. TECHNOLOGY, INC. NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE U.S. TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY OF THESE JURISDICTIONS. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE US AND CANADA ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE THE RESTRICTIONS OF THAT JURISDICTION RELATED TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS.


                                TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
Prospectus Summary ..................................................................      1
Risk Factors ........................................................................      3
Use of Proceeds .....................................................................      5
Dividend Policy .....................................................................      6
Capitalization and Stock Ownership ..................................................      6
Dilution ............................................................................     16
Management's Discussion and Analysis of Financial Condition and Results of Operations     18
Business ............................................................................     22
Management ..........................................................................     35
Principal Stockholders ..............................................................     42
Description of Capital Stock ........................................................     44
Selling Shareholders ................................................................     47
Registration Rights .................................................................     47
Shares Eligible for Future Sale .....................................................     48
Underwriting ........................................................................     50
Legal Matters .......................................................................     52
Experts .............................................................................     52
Where You Can Find More Information .................................................     52
Index to Financial Statements .......................................................     F-1

Dealer Prospectus Delivery Obligations:


UNTIL _________, 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD SUBSCRIPTIONS.



                              I.T. TECHNOLOGY, INC


                                  Common Stock


                             Up to 4,500,000 Shares
                     500,000 Shares by a Selling Shareholder



                                   PROSPECTUS

                                 June 29, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


The following table indicates the expenses to be incurred in connection with the Offering described in this Registration Statement, all of which will be paid by the Company. All amounts are estimates, other than the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. fee and the Nasdaq listing fee.



Securities and Exchange Commission registration fee .............   $  6,600.00
National Association of Securities Dealers, Inc. fee ............   $  3,000.00
Nasdaq listing fee ..............................................   $ 11,000.00
Accounting fees and expenses ....................................   $100,000.00
Legal fees and expenses .........................................   $230,000.00
Director and officer insurance expenses .........................   $120,000.00
Printing and engraving expenses .................................   $100,000.00
Transfer agent and registrar fees and expenses ..................   $  3,500.00
Blue Sky fees and expenses (including counsel fees) .............   $ 10,000.00
Miscellaneous expenses ..........................................   $ 15,900.00
                                                                    -----------

                    Total .......................................   $600,000.00
                                                                    ===========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Limitations on liability and indemnification of directors and officers. The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' applicable duties. Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for actions taken as a director, except for liability:

- for any breach of the director's duty of loyalty to us or our stockholders;

        - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

        - under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

        - for any transaction from which the director derived an improper personal benefit.

        Our certificate of incorporation also includes the following provisions regarding indemnification of our directors and officers:

        - we must indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to very limited exceptions;

        - we may indemnify our other employees and agents to the same extent that we indemnify our directors and officers; and

        - we must advance expenses, as incurred, to our directors and officers in connection with legal proceedings to the fullest extent permitted by Delaware law, subject to very limited exceptions.

        Prior to the closing of this Offering, the Company intends to amend its existing directors' and officers' insurance to provide indemnification to certain securities matters. We believe that these indemnification provisions in our certificate of incorporation and insurance are necessary to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

The Company's Certificate of Incorporation provides that the directors will not be liable to the Company or to any Stockholder for monetary damages for breach of fiduciary duty as a director, to the full extent that such limitation or elimination of liability is permitted under Delaware law.

The Company's Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted under Delaware law. Pursuant to the Bylaws and Delaware law, the Company will indemnify each director and officer against any liability incurred in connection with any action, suit, proceeding or investigation in which he or she may be involved by reason of serving in such capacity at the request of the Company.

Each director and officer is also entitled to indemnification against costs and expenses (including attorneys' fees) incurred in defending or investigating any action, suit, proceeding or investigation in which he or she may be involved by reason of serving in such capacity at the request of the Company. The Bylaws authorize the Company to advance funds to a director or officer for such costs and expenses (including attorneys' fees) upon receipt of an undertaking in writing by such director or officer to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. Notwithstanding the foregoing, no advance shall be made by the Company if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel, that based upon the facts known to the Board or counsel at the time such determination is made: (i) the director or officer acted in bad faith or deliberately breached his duty to the Company or its stockholders; and (ii) as a result of such actions by the director or officer, it is more likely than not that it will ultimately be determined that such director or officer is not entitled to indemnification.

The indemnification and advancement of expenses provided by the Bylaws are not exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled under the Bylaws, any agreement or any vote of stockholders or disinterested directors or otherwise. The indemnification and advancement of expenses provided by the Bylaws continue as to a person who has ceased to be a director or officer and inure to the benefit of the heirs, executors and administrators of such a person.

The Company has purchased a directors' and officers' liability insurance policy insuring directors and officers of the Company against any liability asserted against such person and incurred by such person in any such capacity, whether or not the Company would have the power to indemnify such person against such liability under the Bylaws.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS



EXHIBIT
NUMBER                                        DESCRIPTION
-------                                        -----------
1.               Revised Form of Underwriting Agreement.

2.               None.

3.1              Certificate of Incorporation of the Company filed February 2,
                 1999.(*)

3.2              By-laws of the Company dated February 2, 1999.(*)

4.1              Stock Certificate specimen of the Company.(*)

4.2              Form of Warrant Certificate.

4.3              Form of Subscription Document.

5.               Opinion of Jeffer, Mangels, Butler & Marmaro LLP.

10.1(a)          Stock Purchase Agreement between the Company and Stampville.Com
                 Inc. dated June 18, 1999.(*)

10.1(b)          Amendment to Stock Purchase Agreement between the Company and
                 Stampville.Com Inc. dated December 8, 1999.(*)

10.2             Real Property Purchase Agreement between Rococo Holdings Pty.
                 Ltd. And I.T. Technology Pty. Ltd. Dated July 7, 1999.(*)

10.3(a) Lease Agreement between Stampville.Com Inc. and RDL Realty, LLC dated June 18, 1999.(*)

10.3(b)          Rider to Lease Agreement between Stampville.Com Inc. and RDL
                 Realty, LLC dated November 28, 1999.(*)

10.4             Suppliers' Agreement between Stampville.Com Inc. and Inter
                 Governmental Philatelic Corporation dated December 1, 1999.(*)

10.5(a)          Consulting Agreement between Robert Petty and the Company dated
                 January 17, 2000.(*)

10.5(b)          Consulting Agreement between Robert Petty and Stampville.Com
                 Inc. dated January 10, 2000.(*)

10.5(c) Consulting Agreement between Mendel Mochkin and the Company dated June 18, 1999.(*)

10.5(d)          Amendment No. 1 to the Consulting Agreement between Mendel
                 Mochkin the Company dated February 24, 2000.(*)

10.6(a)          Option Agreement between Robert Petty and I.T. Technology, Inc.
                 dated January 17, 2000.(*)

10.6(b) Option Agreement between Jonathan Y. Malamud and the Company dated December 8, 1999.(*)

10.7             Stock Option Agreement between Bickhams Capital, Inc. and
                 VideoDome.Com Networks, Inc. dated March 24, 2000.(*)

10.8             Registration Rights Agreement between the Company and Instanz
                 Nominees Pty. Ltd. dated October 26, 1999.(*)

10.9             Registration Rights Agreement between the Company and
                 Kensington Capital Corp. dated May 8, 2000.(*)

10.10            Loan Agreement between the Company and Ledger Technologies
                 Pty. Ltd. dated June 6, 2000.

23.1             Consent of Grant Thornton LLP.

23.2             Consent of Grant Thornton LLP.

23.3 Consent of Jeffer, Mangels, Butler & Marmaro LLP (included as part of Exhibit 5).

24.              Power of attorney.(*)


        (*) Previously filed.

ITEM 17. UNDERTAKINGS.

                 The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate Offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

        (4) To file a "sticker amendment" to this Prospectus if up to five percent (5%) of the shares subject to lock up agreements are released from the restriction relating to such agreements prior to the expiration thereof, and to file a post-effective amendment to this Prospectus if more than ten percent (10%) of the shares subject to such agreements are released prior to the expiration thereof.

        Insofar as indemnification for liabilities arising from the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

        Since February 2, 1999, we issued the following securities without registration under the Securities Act of 1933, as amended.

                1. In February 1999, we issued 5,000,000 shares of common stock to Ledger Technologies Pty. Ltd., 2,000,000 shares of common stock to Riccalo Pty. Ltd., and 2,000,000 shares of common stock to Eurolink International Pty. Ltd., both sophisticated investors, in connection with the formation of the Company. The consideration for such shares was $.05 per share $.005 per share, respectively, and we received an aggregate of $270,000 for this issuance. The issuance of such shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. The purchaser is an affiliate of a director of the Company.

                2. In May 1999, we issued an additional 2,500,000 shares of common stock to Ledger Technologies Pty. Ltd., a sophisticated investor, for $.05 per share, receiving a total of $125,000 as the consideration for such issuance. The issuance of such shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. The purchaser is an affiliate of a director of the Company.

                3. In June and August 1999, we issued 500,000 shares of common stock for $.05 per share and 250,000 shares of common stock for $.125 per share to Atcor Aus. Pty. Ltd., a sophisticated investor, for an aggregate amount of $56,250 as the consideration for such issuance. The issuance of such shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. The purchaser is an affiliate of a director of the Company.

                4. In June 1999, we issued 150,000 shares of common stock to Mendel Mochkin, the brother of Levi Mochkin our Chief Executive Officer, as partial consideration for entering into a Consulting Agreement with the Company, pursuant to which Mr. Mochkin would be involved in the establishment of and the development of the business relationship between Stampville and us. Pursuant to this Consulting Agreement, we have agreed to issue an additional 350,000 shares of common stock to Mendel Mochkin in the event certain conditions pertaining to this Offering and the financing of Stampville are met. The issuance of such shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

                5. In August 1999, we issued 1,600,000 shares of common stock for $.125 per share to Tilbia Nominees Pty. Ltd., a sophisticated investor, for an aggregate amount of $200,000 as the consideration for such issuance. The issuance of such shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(2). The purchaser is an affiliate of a director of the Company.

                6. In October 1999, in connection with the private placement of common stock, we issued 2,500,000 shares of common stock at $1.00 per share. We raised $2,500,000 through the sale of all of the 2,500,000 shares of common stock to Instanz Nominees Pty. Ltd., an accredited investor. The issuance of such shares was exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder. The purchaser is an affiliate of a director of the Company.

                7. In December 1999, we granted certain executive officers options to purchase 1,600,000 shares of common stock at an exercise price of $1.25 per share. The grant of such option to purchase shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

                8. In January 2000, we granted Robert Petty options to purchase up to a total of 1,450,000 shares of common stock as consideration for entering into a Consulting Agreement between Petty Consulting, Inc. and us. The options vest upon the occurrence of various conditions and each have an exercise price of either $1.00 or $2.00. The grant of such options to purchase shares of common stock was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

        Except as otherwise set forth above, no underwriters were engaged in connection with the foregoing sales of securities.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, Victoria, Australia, on June 29, 2000.




                                      I.T. TECHNOLOGY, INC.


                                      By: /s/ LEVI MOCHKIN
                                          -------------------------------------
                                          Levi Mochkin
                                          Chairman of the Board,
                                          Chief Executive Officer and Director


                                POWER OF ATTORNEY


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the date indicated.


              SIGNATURE                              TITLE                                DATE
              ---------                              -----                                ----

          /s/ LEVI MOCHKIN                          Director                            June 29, 2000
-------------------------------------
            Henry Herzog


          /s/ LEVI MOCHKIN                Chief Executive Officer and                   June 29, 2000
-------------------------------------               Director
            Levi Mochkin


          /s/ LEVI MOCHKIN                Chief Financial Officer and                   June 29, 2000
-------------------------------------               Director
           Jonathan Herzog


          /s/ LEVI MOCHKIN                          Director                            June 29, 2000
-------------------------------------
            Anthony Davis


          /s/ LEVI MOCHKIN                          Director                            June 29, 2000
-------------------------------------
           Farrel Meltzer


          /s/ LEVI MOCHKIN                          Director                            June 29, 2000
-------------------------------------
            Helen Abeles



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